Exhibit 4.1

BAXALTA INCORPORATED AND SUBSIDIARIES

INCENTIVE INVESTMENT PLAN

(Effective as of May 1, 2015)

BAXALTA INCORPORATED AND SUBSIDIARIES

INCENTIVE INVESTMENT PLAN

TABLE OF CONTENTS

Article I INTRODUCTION		1
1.1.	Baxalta Incorporated Spin-Off	1
1.2.	The Plan	1
1.3.	Supplements and Appendices	1

Article II DEFINITIONS		2
2.1	“Accounting Date”	2
2.2	“Accounts” or “Account Balances”	2
2.3	“Beneficiary” or “Beneficiaries”	2
2.4	“Benefit Committee”	2
2.5	“Board of Directors”	2
2.6	“Code”	2
2.7	“Commonly Controlled Entity”	2
2.8	“Company Common Stock”	2
2.9	“Compensation”	3
2.10	“Disability”	6
2.11	“Effective Date”	6
2.12	“Eligible Employee”	6
2.13	“Employee”	7
2.14	“Employer”	8
2.15	“Entry Date”	8
2.16	“ERISA”	8
2.17	“Excluded Division”	8
2.18	“Forfeiture”	8
2.19	“Highly Compensated Employee”	8
2.20	“Hour of Service”	8
2.21	“Investment Manager”	10
2.22	“Maternity/Paternity Absence”	10
2.23	“Non-Participating Employer”	10
2.24	“Normal Retirement Date”	10
2.25	“One-Year Break In Service”	10
2.26	“Participant”	11
2.27	“Plan”	11
2.28	“Plan Year”	11
2.29	“Predecessor Employer”	11
2.30	“Prior Plan”	11
2.31	“Spin-Off”	11
2.32	“Spin-Off Date”	11
2.33	“Spouse”	11
2.34	“Termination of Employment”	11
2.35	“Trust”	12

TABLE OF CONTENTS (cont’d)

2.36	“Trust Agreement”	12
2.37	“Trust Fund”	12
2.38	“Trustee”	12
2.39	“Year of Eligibility Service” or “Eligibility Service”	12
2.40	“Year of Matching Participation”	12
2.41	“Year of Vesting Service” or “Vesting Service”	12

Article III PARTICIPATION		13
3.1.	Participation	13
3.2.	Cessation of Participation	14
3.3.	Reemployment	14
3.4.	Transfer of Employment	14

Article IV CONTRIBUTIONS		14
4.1.	Contributions	14
4.2.	Certification of Employer Contributions	15
4.3.	Contribution Limitations	15
4.4.	Annual Addition	16

Article V PARTICIPANT CONTRIBUTIONS/CONTRIBUTION LIMITATIONS		16
5.1.	Pay Deferral Contributions	16
5.2.	Change in Rate of Pay Deferral Contributions/Reemployment	18
5.3.	Annual Limitations on Pay Deferral Contributions	18
5.4.	Safe Harbor Nondiscrimination Test	19
5.5.	Reemployment of Veterans	19
5.6.	Catch-Up Contributions	20
5.7.	Rollover Contributions	21
5.8.	Employer Non-Matching Contributions	21

Article VI INVESTMENTS AND PLAN ACCOUNTING		21
6.1.	Participant Account Balance	21
6.2.	Investment of Accounts	23
6.3.	Investment Funds	23
6.4.	Investment Direction	24
6.5.	Investment Elections	24
6.6.	Information Provided	28
6.7.	Investment Fund Accounting	28
6.8.	Expenses	30
6.9.	Accounting Dates	30
6.10.	Crediting Employer Contributions	30
6.11.	Crediting Pay Deferral Contributions	30
6.12.	Adjustment of Account Balances	30

Article VII DISTRIBUTION OF ACCOUNT BALANCES		31
7.1.	Retirement, Disability or Death	31
7.2.	Resignation or Dismissal	31

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TABLE OF CONTENTS (cont’d)

7.3.	Special Vesting Rules Upon Sale of Business	32
7.4.	Forfeitures	32
7.5.	Benefit Commencement Date	33
7.6.	Methods of Benefit Payment	36
7.7.	Direct Rollovers	37
7.8.	Maximum Installment Period	39
7.9.	Minimum Rate of Installment Payments	40
7.10.	Surviving Spouse or Designated Beneficiaries	41
7.11.	Missing Beneficiaries of Deceased or Missing Participants	41
7.12.	Incapacitated Participants or Beneficiaries	42
7.13.	Reemployment after Distributions Commence	42
7.14.	Erroneous Payments	42
7.15.	Finality of Distributions	43

Article VIII WITHDRAWALS AND LOANS		43
8.1.	Withdrawals	43
8.2.	Loans to Participants	46
8.3.	No Representation Regarding Tax Effect of Withdrawals or Loans	49

Article IX BENEFIT COMMITTEE		50
9.1.	Membership of Benefit Committee	50
9.2.	Administrative Powers and Duties	50
9.3.	Investment Powers and Duties	52
9.4.	Conflicts of Interest	53
9.5.	Compensation; Reimbursement	53
9.6.	Standard of Care	53
9.7.	Action by the Benefit Committee	54
9.8.	Resignation or Removal of Committee Member	54
9.9.	Uniform Application of Rules by Benefit Committee	54
9.10.	Claims Procedure	54
9.11.	Investments in Company Common Stock	55

Article X AMENDMENT, TERMINATION OR PLAN MERGER		56
10.1.	Amendments	56
10.2.	Plan Termination	58
10.3.	Continuation by a Successor or Purchaser	58
10.4.	Plan Merger or Consolidation	58
10.5.	Notice to Participants of Amendments, Terminations or Plan Mergers	58
10.6.	Vesting and Distribution on Termination	58

Article XI GENERAL PROVISIONS		59
11.1.	No Employment Guarantee	59
11.2.	Nonalienation of Plan Benefits	59
11.3.	Action by an Employer	59
11.4.	Applicable Law	60
11.5.	Participant Litigation	60

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TABLE OF CONTENTS (cont’d)

11.6.	Participant and Beneficiary Duties	60
11.7.	Individual Account Statements	60
11.8.	Gender and Number	60
11.9.	Adequacy of Evidence	60
11.10.	Notice to Participants and Beneficiaries	60
11.11.	Waiver of Notice	60
11.12.	Successors	61
11.13.	Severability	61
11.14.	Nonreversion	61
11.15.	Qualification of Plan and Trust	61
11.16.	Certain Indemnification	61
11.17.	Voice Response Unit Deemed Written Election or Consent	62
11.18.	Source of Benefits	62
11.19.	Reduction for Overpayment	62
11.20.	No Duplication of Benefits	62

Article XII SPECIAL TOP-HEAVY RULES		62
12.1.	Application	62
12.2.	Special Terms	62
12.3.	Vested Percentage	65
12.4.	Minimum Contribution	66
12.5.	Termination of Top-Heavy Status	66

Article XIII ADOPTION AND WITHDRAWAL FROM PLAN		66
13.1.	Procedure for Adoption	66
13.2.	Procedure for Withdrawal	67
13.3.	Adoption of Plan by Unrelated Employers	67

APPENDIX NO. 1		69

APPENDIX NO. 2		70

SUPPLEMENT NO. 1		71

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BAXALTA INCORPORATED AND SUBSIDIARIES

INCENTIVE INVESTMENT PLAN

ARTICLE I

INTRODUCTION

1.1. Baxalta Incorporated Spin-Off. In connection with Baxter International Inc.’s (“Baxter”) spin-off of its biopharmaceutical business, Baxter underwent an internal reorganization and incorporated the Baxalta Incorporated (the “Company”) as a subsidiary of Baxter. Baxter anticipates that the Company shall be spun-off on or around July 1, 2015 (the “Spin-Off”) pursuant to a Separation and Distribution Agreement (the “Agreement”). Effective as of the Spin-Off (the “Spin-Off Date”), the Company shall be an independent, publicly traded corporation which owns and operates the biopharmaceutical business previously owned and operated by Baxter.

1.2. The Plan. As described in the Agreement and the Employee Matters Agreement, the Company shall establish the Baxalta Incorporated and Subsidiaries Incentive Investment Plan (the “Plan”), a qualified defined contribution plan that generally mirrors the Baxter International Inc. and Subsidiaries Incentive Investment Plan, as amended and restated effective as of January 1, 2015 (the “Prior Plan”), to provide for the benefits of the following Employees who were participants in the Prior Plan immediately prior to the date such Employee transfers to employment with the Company from Baxter:

(a)	An Employee (including an Employee who is on an approved leave of absence from Baxter) who transfers to employment with the Company from Baxter on or before the Spin-Off Date; or

(b)	An Employee who transfers to employment with the Company from Baxter in accordance with the Transition Services Agreement.

As described in the Agreement and the Employee Matters Agreement, the account balances under the Prior Plan of an Employee who transfers to employment with the Company as described in this Section (a “Baxalta Participant”), shall be transferred to the Plan in accordance with Code Section 414(l) (and the regulations promulgated thereunder) and ERISA Section 208, as applicable. The transfer of assets shall include outstanding loan balances.

As a result of the Spin-Off, a Participant shall cease to have any benefit under the Prior Plan following his or her transfer of employment to the Company, and shall instead participate under the Plan. For the avoidance of doubt, an Employee who transfers to employment with the Company as described in this Section and is subsequently rehired by Baxter is not eligible to participate in the Prior Plan.

1.3. Supplements and Appendices. Supplements and appendices to the Plan may be adopted, attached to and incorporated in the Plan at any time. The provisions of any such supplements and appendices shall have the same effect that such provisions would have if they were included within the basic text of the Plan. Supplements and appendices will specify the persons affected and shall supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan provisions and the provisions of such supplements and appendices.

ARTICLE II

DEFINITIONS

The following terms, whenever used in the following capitalized form, shall have the meaning set forth below unless the context clearly indicates otherwise, or unless modified by a supplement or appendix attached hereto:

2.1 “Accounting Date” means each day of the Plan Year that the New York Stock Exchange is open for trading.

2.2 “Accounts” or “Account Balances” refer to all of the accounts described in Section 6.1 which are maintained on behalf of a Participant.

2.3 “Beneficiary” or “Beneficiaries” means the persons, trusts or estates validly designated by a Participant or the Plan pursuant to Section 7.10 to receive any benefits payable on behalf of such Participant after his death.

2.4 “Benefit Committee” means the committee which is responsible for administering the Plan, including directing the investment of the Trust Fund, in accordance with Article IX. The Benefit Committee may, from time to time, delegate its powers, authorities and duties to any person(s), entity(ies) or another committee, and references to the Benefit Committee shall include its delegate. Prior to the Spin-Off Date, the Benefit Committee consisted of the administrative committee of the Predecessor Employer under the Prior Plan with general responsibility for administering the Plan and the investment committee of the Predecessor Employer under the Prior Plan with responsibility for directing the investment of the Trust Fund.

2.5 “Board of Directors” means the Board of Directors of the Company.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7 “Commonly Controlled Entity” means any corporation, trade or business that, together with the Company, is a member of a controlled group of corporations as defined in Code Section 414(b), is under common control as defined in Code Section 414(c), is a member of an affiliated service group as defined in Code Section 414(m) or is required to be aggregated pursuant to Code Section 414(o); provided, however, that solely for purposes of Section 4.3, the standard of control under Code Sections 414(b) and 414(c) shall be deemed to be “more than 50%” rather than “at least 80%.”

2.8 “Company Common Stock” means common stock of Baxalta Incorporated and which satisfies the definition of employer securities in Code Sections 409(l) and 4975(e)(8).

2.9 “Compensation” means the amount determined with respect to a Participant in accordance with the following alternative definitions:

(a)	Compensation Generally. Except as required by subsections (b), (c) or (d) below, for each Participant, “Compensation” means the amounts paid by the Employers during the Plan Year to such Participant for services as an Employee which is included in such Compensation under the rules set forth in subparagraph (a)(i) below other than such Compensation which is excluded under the rules set forth in subparagraph (a)(ii) below.

(i)	Included Pay. For purposes of this Section 2.9(a), a Participant’s Compensation shall include:

(A)	All earnings as an employee which are required to be reported as taxable income on Form W-2, including:

1.	bonuses paid pursuant to the Management Incentive Compensation Plan bonus or any annual bonus plan adopted in replacement thereof; payments in lieu of salary increases; bonuses paid to sales representatives if included in the compensation plan; and other bonuses under bonus plans specifically designated by the Benefit Committee as constituting Compensation hereunder, other than bonuses described in Section 2.9(a)(ii)(C)7;

2.	call-in pay;

3.	commission pay;

4.	double time pay;

5.	draws toward commissions;

6.	funeral pay;

7.	holiday pay;

8.	jury duty pay;

9.	lead pay;

10.	mileage pay for long haul truckers;

11.	military pay;

12.	overtime pay;

13.	paid absences;

14.	retroactive pay;

15.	salary or other regular pay;

16.	shift differentials;

17.	sick pay or other short-term disability pay;

18.	straight time pay; and

19.	vacation pay.

(B)

The amount of any salary reduction or cash or deferred contributions made by such Participant for the calendar year which coincides with the Plan Year under this Plan and under any other plan maintained by the Employers which satisfies the requirements of Code Section 125 (other than flex credits or flex cash) or Code Section 401(k), or a qualified transportation plan under Code Section 132(f).

(ii)	Excluded Pay. For purposes of this subsection (a), a Participant’s Compensation shall exclude:

(A)	Amounts constituting imputed income arising from an Employer’s moving expense reimbursement policies, an Employer’s life insurance plans or an Employer’s other fringe benefit plans;

(B)	Amounts paid to replace benefits not provided under this Plan or any other tax-qualified plan due to the contribution or benefit limitations or the nondiscrimination restrictions of the Code; and

(C)	The following amounts paid, accrued or imputed:

1.	attendance awards;

2.	automobile allowances;

3.	business expense reimbursements;

4.	cash prizes or awards;

5.	Christmas gifts;

6.	contest pay;

7.	deferred compensation, including deferred bonuses;

8.	discretionary awards;

9.	employee referral awards;

10.	executive perquisite allowances;

11.	flex credits;

12.	flex cash;

13.	hiring bonuses;

14.	income from sale of stock;

15.	income from the exercise of stock options;

16.	interest earnings on deferred compensation, including deferred bonuses;

17.	invention fees and awards;

18.	long term disability pay;

19.	mortgage differential payments;

20.	non-cash prizes or awards;

21.	pay for unused sick time;

22.	performance shares;

23.	promotional awards;

24.	relocation expense reimbursements;

25.	restricted stock rights;

26.	retention bonuses;

27.	severance pay;

28.	stock appreciation rights;

29.	tax equalization payments to expatriates;

30.	technical achievement awards;

31.	travel allowances;

32.	tuition reimbursements; and

33.	workers’ compensation benefits.

(b)	Compensation of Commissioned Sales Representatives. Except as provided in subsections (c) and (d) below, the definition of Compensation set forth in subsection (a) shall apply with respect to a Participant who is a commissioned sales representative not reimbursed for expenses, except that only 85% of the amounts included in Compensation shall be recognized.

(c)	Compensation For Discrimination Tests. For purposes of the definition of “Highly Compensated Employee,” the “Compensation” of a Participant means the amounts paid by the Employers during the Plan Year to such Participant for personal services as an Employee which are required to be reported as taxable income on Form W-2, plus the amount described in subparagraph (a)(i)(B) above without the exclusion of flex credits and flex cash.

(d)	Compensation For Contribution and Benefit Limitations. For purposes of Sections 4.3, 4.4, and 12.2(g), “Compensation” of a Plan Participant shall have the same meaning as under subsection (c) above. For purposes of this subsection (d), the Compensation of a Participant shall include all amounts paid to such Participant by a Commonly Controlled Entity of his Employer which is not itself an Employer hereunder which would constitute Compensation for purposes of this subsection (d) if such Commonly Controlled Entity were an Employer.

(e)	Maximum Amount of Compensation. The amount of a Participant’s Compensation that may be taken into account for any purpose of the Plan including the alternative definitions of “Compensation” described in subsections (a), (b), (c) and (d) above and the Top-Heavy provisions of Article XII, shall not exceed $265,000, as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B).

(f)	Differential Pay During Periods of Military Service. Compensation shall include any amount paid to a Participant while serving in the armed forces of the United States representing the difference between the Participant’s regular Compensation and the amount paid by the armed forces, if such amount would constitute Compensation if paid to an active Employee, and the Participant may make Pay Deferral Contributions, and shall receive Matching and Non-Matching Contributions, as applicable, with respect to such Compensation. If such Participant subsequently returns to service during the period during which his right of re-employment is protected by federal law, the Contributions to which such Participant is entitled pursuant to Section 5.6 shall be adjusted, as provided in Code Section 414(u), to take such Contributions into account.

(g)	Compensation Paid After Termination of Employment. Anything else contained herein to the contrary notwithstanding, Compensation shall not include any amount paid to an Employee after the Employee’s termination of employment unless (i) such amount is paid by the later of the end of the year in which employment is terminated or two and one half months after the date of termination, (ii) such amount would otherwise have been included in the applicable definition of Compensation, and (iii) such amount constitutes either salary, wages (including overtime, shift differentials and similar amounts), commissions or bonuses that would have been paid prior to termination of employment if the Employee’s employment had not terminated, payment for unused sick, vacation or other leave that the Employee would have been able to use if employment had continued, or payment of nonqualified deferred compensation that would have been paid at the same time had employment not terminated; provided, however, that this sentence shall not be construed to cause any amount to be included in Compensation that would not otherwise have been included.

(h)	Compensation from the Predecessor Employer. Compensation for periods of time ending immediately before a Participant was transferred to the Company from the Predecessor Employer shall be determined using the definition of Compensation in effect under the Prior Plan.

In computing the Compensation of a Participant for all Plan purposes, Compensation paid in currency other than United States dollars shall be converted to United States dollars at the rate of exchange used at that time by his Employer for such purpose. Compensation paid to a Participant before he commences participation in the Plan, and Compensation paid to a Participant after he ceases to receive credit for Hours of Service under the Plan, will not be recognized under the Plan, except where required by applicable law or where the Plan specifically indicates to the contrary, including Section 5.8.

2.10 “Disability” means a mental or physical condition which renders a Participant eligible for and in actual receipt of a disability benefit under the federal Social Security Act.

2.11 “Effective Date” means May 1, 2015.

2.12 “Eligible Employee” means an Employee on the payroll of an Employer incorporated in the United States whose Compensation constitutes wages from employment within the meaning of Sections 3121(a) and (b) of the Federal Insurance Contribution Act on and after the effective date of the adoption of the Plan by the Employer, but excluding:

(a)	An Employee who is a member of a group of Employees represented by a collective bargaining representative, with respect to which the Plan has not been extended by a currently effective collective bargaining agreement between his Employer and the collective bargaining representative of the group of Employees of which he is a member after good faith bargaining on the subject of employee benefits;

(b)	An Employee who is employed in an Excluded Division or who is otherwise excluded from all of the groups of Employees to whom the Plan is extended by the Employers;

(c)	A leased employee who is considered an Employee under Section 2.13;

(d)	Any other individual who performs services for an Employer pursuant to an agreement (written or oral) that classifies such individual as an independent contractor or as an employee of another entity, or that otherwise contains a waiver of participation in this Plan, regardless of such individual’s employment status under common law; and

(e)	An Employee who is a bona fide resident of the Commonwealth of Puerto Rico and is subject to Puerto Rico income tax.

2.13 “Employee” means any person who is a common law employee of an Employer or a Commonly Controlled Entity of an Employer and who is in active employment or on an approved leave of absence. Notwithstanding the foregoing, the following rules shall apply in determining a person’s status as an Employee:

(a)	Leased Employees. An individual who is considered a “leased employee” of an Employer shall be considered an Employee, but not an Eligible Employee, for all purposes of the Plan; provided, however, that such individual shall not be considered an Employee if the leasing organization that employs him covers such individual with a plan providing benefits at least as generous as those described in Code Section 414(n)(5). For purposes of this Section 2.13(a), the term “leased employee” shall mean any person who pursuant to an agreement between the Employer and any other person has performed services for the Employer (or for the Employer and related persons determined in accordance with Code Section 414(n)(6)) on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction and control of the Employer.

(b)	United States Citizenship. Individuals employed by an Employer who generally satisfy the requirements of this Section need not be United States citizens to be Employees; provided, however, that individuals who are not United States citizens and who are employed at an Employer’s facility in the United States or one of its possessions solely on the understanding that such United States employment is temporary for purposes of training or familiarization with such facility or with such Employer’s operations or practices shall not be considered to be Eligible Employees.

(c)

Certain Citizens Employed Abroad. Ordinarily an individual must be employed by an Employer and must be employed at one or more of its facilities in the United States or possessions of the United States to be considered an Eligible Employee. A United States citizen employed by an Employer at one of its facilities outside of the United States and its possessions may become an Eligible

Employee if he satisfies the other requirements of this Section and if the applicable requirements of Code Sections 401(a) and 404A and Code Section 406 or 407 are satisfied with respect to such Employee.

2.14 “Employer” means the Company or any Commonly Controlled Entity of the Company on and after the effective date of its adoption of the Plan in accordance with Section 13.1. “Employer” shall also include any organization that is not a Commonly Controlled Entity of the Company if such organization adopts the Plan in accordance with Section 13.3.

2.15 “Entry Date” means the first day of each calendar month.

2.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.17 “Excluded Division” means a division or unit of an Employer, the Employees of which are not Eligible Employees. The Excluded Divisions are listed in Appendix No. 1 to the Plan.

2.18 “Forfeiture” means the portion of a Participant’s Accounts which is forfeited pursuant to Section 7.4.

2.19 “Highly Compensated Employee” for a Plan Year means an Employee who:

(a)	is a 5%-owner (as defined in Code Section 416(i)(1)) of an Employer at any time during the Plan Year or the preceding Plan Year; or

(b)	is paid Compensation in excess of $120,000 (as adjusted for increases in the cost of living in accordance with Code Section 414(q)(1)(B)(ii)) from an Employer for the preceding Plan Year. If the Benefit Committee so elects for a Plan Year, the Employees taken into account under this subsection (b) shall be limited to those Employees who were members of the top-paid group (as defined in Code Section 414(q)(3)) for the preceding Plan Year. Such an election shall be included in the written minutes of the Benefit Committee.

The Plan is intended to satisfy the qualification requirements of the Code, including the coverage and nondiscrimination provisions of Code Sections 410(b) and 401(a)(4). If the Benefit Committee determines this Plan would violate such restrictions, then the Benefit Committee is authorized to construe the Plan in a manner necessary to avoid discrimination in favor of Highly Compensated Employees, if the express provisions of the Plan permit such interpretation.

2.20 “Hour of Service” means:

(a)	Duty Hours. Each hour for which an Employee is directly or indirectly paid or entitled to payment by an Employer for the performance of duties.

(b)	Non-Duty Hours (Paid). Each hour for which an employee is directly or indirectly paid or entitled to payment by an Employer for reasons (such as vacation, holidays, sickness, short-term disability, medical leave, family medical leave or jury duty) other than the performance of duties.

(c)	Non-Duty Hours (Unpaid). Each hour for which an employee is not paid due to medical leave, family medical leave, approved leave of absence or layoff. Up to a total of 501 Hours of Service shall be credited under this subsection (c) to an Employee in a Computation Period on account of any single continuous period during which the Employee performs no duties, provided, however, that if such continuous period extends into the next Computation Period, up to 501 additional Hours of Service shall be credited in such Computation Period, and further provided that no Hours of Service shall be credited under this subsection (c) for any period of time after the Employee’s Termination of Employment.

(d)	Back-Pay Hours. Each hour for which no credit has been given under subsections (a), (b) or (c) above, but for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by an Employer.

(e)	Military Service Hours. To the extent not taken into account under another subsection of this Section, each hour of the normally scheduled work week during a period when the Employee is absent from employment with an Employer for voluntary or involuntary military service with the armed forces of the United States, provided that either such Employee is receiving Compensation from the Employer representing the differential between the Employee’s normal Compensation and the amount paid to the Employee by the armed forces, or that the Employee returns to work within 90 days after his discharge date or within such other period of time as may be prescribed by USERRA.

(f)	Worker’s Compensation. No Hours of Service will be credited if payment is made solely to comply with applicable worker’s compensation or disability insurance laws.

(g)	Intermittent Family Leave. An Employee shall be credited with Hours of Service for each week in which she/he is on Intermittent Family Leave. Subsection (c) shall not apply to such Employees. “Intermittent Family Leave” has the meaning given in the Employer’s policies and procedures manual for an Employee who periodically needs time off for the treatment and care of himself or family members due to conditions which require ongoing medical treatment but which do not require the Employee to take an extended leave of absence to provide or obtain such care.

The number of Hours of Service to be credited to Employees shall be calculated based on 45 hours for each week for which the Employee would be entitled to at least one Hour of Service. In the case of a payment which is made or due on account of a period during which an Employee performs no duties and which results in the crediting of Hours of Service under subsections (b), (c) or (e) above, or in the case of an award or agreement for back pay made with respect to a period described in subsection (d) above, the number of Hours of Service to be credited shall be in accordance with the provisions of the Rules and Regulations for Minimum

Standards for Employee Pension Benefit Plans, U.S. Department of Labor, 29 C.F.R. Section 2530.200b-2(b) which are hereby incorporated by reference. Such rules and regulations shall apply to subsection (c) above as if absences described in such Section were paid absences. Hours of Service shall be credited to a Plan Year in accordance with the provisions of subsection (c) of the above-cited Department of Labor Regulations. Hours required to be credited for more than one reason under this Section which pertain to the same period of time shall be credited only once.

For purposes of determining Years of Eligibility Service under Section 2.39 and Years of Vesting Service under Section 2.41, an Employee employed by a Non-Participating Employer outside the United States (i.e., not on a U.S. payroll) will be credited with 190 Hours of Service for each month during which he is employed in such capacity.

2.21 “Investment Manager” means any bank, trust company, firm or institution appointed by the Benefit Committee or another named fiduciary to invest part or all of the Trust Fund in accordance with Article VI.

2.22 “Maternity/Paternity Absence” means a paid or unpaid absence from employment (including an unapproved leave of absence) with an Employer or a Commonly Controlled Entity of an Employer (a) by reason of the pregnancy of the Employee; (b) by reason of the birth of a child of the Employee; (c) by reason of the placement of a child under age 18 in connection with the adoption of the child by the Employee (including a trial period prior to adoption); and (d) for purposes of caring for a child immediately following birth or adoption. The Employee must prove to the satisfaction of the Benefit Committee that the absence meets the above requirements and must supply information concerning the length of the absence unless the Benefit Committee has access to relevant information without the Employee submitting it.

2.23 “Non-Participating Employer” means a Commonly Controlled Entity which is not participating in the Plan, or which is no longer participating in the Plan by reason of the rescission of a prior designation of participation by the Board of Directors or the board of directors of the Non-Participating Employer.

2.24 “Normal Retirement Date” means the date on which a Participant attains age 65.

2.25 “One-Year Break In Service” means a Plan Year in which an Employee has fewer than 501 Hours of Service; provided, however, that an Employee shall not have a One-Year Break In Service for any Plan Year if he is an Employee on the last day of the Plan Year. In addition, an Employee who is absent from work due to a Maternity/Paternity Absence or due to an unpaid leave of absence for which credit is required pursuant to the Family Medical Leave Act of 1993, as amended, to be given for purposes of avoiding a break in service shall be treated as having completed certain Hours of Service for a limited period. The Employee will be treated as completing either (i) the number of Hours of Service that normally would have been credited but for the absence (i.e., 45 Hours of Service per week) or (ii) if the normal work hours are unknown, eight Hours of Service for each normal workday during the leave, to a maximum per Plan Year of 501 Hours of Service. The Hours of Service required to be credited under this subsection must be credited only to prevent a One-Year Break in Service in the Plan Year in which the absence begins for one of the permitted reasons or, if crediting in such year is not necessary to prevent a One-Year Break in Service in the Plan Year, in the following Plan Year.

2.26 “Participant” means an Eligible Employee who elects to make Pay Deferral Contributions under the Plan pursuant to Section 5.1, or if earlier, elects to make a Rollover Contribution to the Plan pursuant to Section 5.7. The term “Participant” also includes an Eligible Employee who is allocated any Employer Non-Matching Contributions pursuant to Section 5.8.

2.27 “Plan” means the Baxalta Incorporated and Subsidiaries Incentive Investment Plan.

2.28 “Plan Year” means the twelve consecutive month period beginning January 1 and ending December 31, except the initial Plan Year shall be the period beginning on the Effective Date and ending on December 31, 2015.

2.29 “Predecessor Employer” means Baxter International Inc. and its subsidiaries that participated in the Prior Plan.

2.30 “Prior Plan” means the Baxter International Inc. and Subsidiaries Incentive Investment Plan, as amended.

2.31 “Spin-Off” means the spin-off of the Predecessor Employer’s biopharmaceutical business to the Company effective as of the Spin-Off Date.

2.32 “Spin-Off Date” means the date on which the Spin-Off occurs, which is anticipated to be on or around July 1, 2015.

2.33 “Spouse” means the person who is married to the Participant at the relevant time. If a Participant was lawfully married under the laws of the state or other jurisdiction in which the marriage ceremony was performed (including a marriage to a person of the same gender), or if a Participant entered into a common law marriage that was valid in the state or other jurisdiction in which the Participant resided at the time, the person to whom the Participant was married shall continue to be considered the Participant’s Spouse regardless of the laws of the state or other jurisdiction in which the Participant currently resides. The Benefit Committee is entitled to rely on a Participant’s representation of his marital status. A Participant whose records indicate that he is married may establish that he was subsequently divorced or abandoned upon delivery of a court order evidencing the same to the Benefit Committee.

2.34 “Termination of Employment” occurs when a person ceases to be an Employee and ceases to be on the payroll of an Employer or a Commonly Controlled Entity of an Employer. Transfer of employment from an Employer to another Employer or Commonly Controlled Entity or from one Commonly Controlled Entity to another Commonly Controlled Entity or to an Employer, shall not constitute a Termination of Employment for purposes of the Plan. Notwithstanding the foregoing, an individual who has ceased to be an Employee but who remains for a limited period of time on the payroll of an Employer or a Commonly Controlled Entity of an Employer solely for administrative purposes shall incur a Termination of Employment on the date he ceases to be an Employee.

2.35 “Trust” means the legal entity resulting from the Trust Agreement between the Company and the Trustee, pursuant to which assets of the Plan are received, held, invested and distributed to or for the benefit of Participants, Spouses and Beneficiaries.

2.36 “Trust Agreement” means the agreement between the Company and the Trustee establishing the Trust, as amended.

2.37 “Trust Fund” means all assets held by the Trustee, Investment Managers and insurance institutions in accordance with the Trust Agreement and the Plan.

2.38 “Trustee” means any individual(s) or corporation(s) designated in the Trust Agreement to execute the duties of the Trustee as set forth in the Trust Agreement.

2.39 “Year of Eligibility Service” or “Eligibility Service” means the period credited to an Employee for purposes of determining the Employee’s eligibility to participate in the Plan. Under the Plan, an Employee is credited with a Year of Eligibility Service if the Employee is employed with an Employer on the first anniversary of the Employee’s date of hire with an Employer. If the Employee is not employed on such anniversary date, but is subsequently rehired by an Employer, the Employee shall be credited with a Year of Eligibility Service on the date on which the Employee is rehired. If an Employee is credited with one Year of Eligibility Service, he shall never lose such service regardless of when he returns to employment as an Employee.

2.40 “Year of Matching Participation” means each 12-month period commencing on the date the Employee becomes a Participant in the Plan for purposes of receiving Matching Contributions and anniversaries thereof during which the Employee is eligible to participate in the Plan. If, immediately prior to the date on which a predecessor plan is merged into this Plan, an Employee is a participant in such predecessor Plan, such Employee’s period of participation in such predecessor plan shall be taken into account for purposes of this Section. In addition, if, immediately prior to the Spin-Off Date an Employee was a participant in the Prior Plan, such Employee’s period of participation in the Prior Plan shall be taken into account for purposes of this Section in accordance with the Prior Plan’s records as provided to the Company by the Predecessor Employer. To the extent required by USERRA, an Employee’s period of qualified military service (as defined in Code Section 414(u)(5)) shall be considered employment with an Employer for purposes of this Section.

2.41 “Year of Vesting Service” or “Vesting Service” means the period credited to an Employee for purposes of determining the extent to which the Employee is vested in his Employer Matching Account under the vesting schedule set forth in Section 7.2. Under the Plan, an Employee is credited with a Year of Vesting Service if the Employee completes at least 1,000 Hours of Service during any Plan Year. A Year of Vesting Service shall also include all service with the Predecessor Employer that is recognized under the Prior Plan in accordance with the Prior Plan’s records as provided to the Company by the Predecessor Employer.

An Employee’s period of service with a corporation that becomes a Commonly Controlled Entity of an Employer shall be taken into account for purposes of this Section if the Employee is employed on the date the corporation becomes a Commonly Controlled Entity.

Credit shall be given at the rate of 45 Hours of Service for each week during such period (but not to exceed 1,000 Hours of Service for any twelve month period). If an Employee is credited with at least one Year of Vesting Service, he shall never lose such service regardless of when he returns to employment as an Employee.

ARTICLE III

PARTICIPATION

3.1. Participation.

(a)	Transferred Employees of the Predecessor Employer. An Eligible Employee (including an Employee who is on an approved leave of absence from the Predecessor Employer) who transfers to employment with the Company from the Predecessor Employer on or before the Spin-Off Date, or an Employee who transfers to employment with the Company from the Predecessor Employer in accordance with the Transition Services Agreement (referred to collectively as a “Transferred Employee”) shall become a Participant in the Plan as follows:

(i)	A Transferred Employee shall be eligible to become a Participant for purposes of making Pay Deferral Contributions and receiving Matching Contributions on the first day of the payroll period that includes the later of (A) the Spin-Off Date or (B) the date that the Employee transfers to employment with the Company from the Predecessor Employer in accordance with the Transition Services Agreement.

(ii)	A Transferred Employee shall become a Participant for purposes of being eligible for Non-Matching Contributions on the later of the Spin-Off Date or the date that the Employee transfers to employment with the Company from the Predecessor Employer in accordance with the Transition Services Agreement, regardless of whether the Eligible Employee makes or is deemed to make an election to make Pay Deferral Contributions.

(b)	New Hires On or After the Spin-Off Date. An Eligible Employee who is not a Transferred Employee described in subsection (a) above and is hired by the Company on or after the Spin-Off Date shall become a Participant in the Plan as follows:

(i)	An Eligible Employee shall be eligible to become a Participant for purposes of making Pay Deferral Contributions on the Entry Date coincident with or immediately following the Eligible Employee’s completion of 30 days of employment with the Employer, and shall commence participation in the Plan for this purpose upon making an election to make Pay Deferral Contributions to the Plan (or having been deemed to make an election pursuant to Section 5.1(b)) in the form and manner prescribed by the Benefit Committee.

(ii)	An Eligible Employee who has elected to participate in the Plan pursuant to subparagraph (i) above shall become a Participant in the Plan for purposes of receiving Matching Contributions on the Entry Date coincident with or immediately following his completion of 30 days of employment with the Employer.

(iii)	An Eligible Employee shall become a Participant for purposes of being eligible for Non-Matching Contributions on the Entry Date coincident with or immediately following the Eligible Employee’s date of employment with the Employer, regardless of whether the Eligible Employee makes or is deemed to make an election to make Pay Deferral Contributions.

3.2. Cessation of Participation. A Participant shall cease to be a Participant on the later of the date on which such Participant ceases to be an Eligible Employee or the date on which the Participant’s Accounts are distributed for his benefit in accordance with the Plan.

3.3. Reemployment. An Eligible Employee who was a Participant or was eligible to participate prior to his Termination of Employment and is reemployed as an Eligible Employee shall recommence participation in the Plan following the date of his reemployment.

3.4. Transfer of Employment. In the event an Employee transfers from employment with an Employer to employment with a division or unit of the Company or a Commonly Controlled Entity of the Company that has not adopted the Plan in accordance with Section 13.1, the Employee’s period of employment with such non-participating division, unit or Commonly Controlled Entity shall be treated as employment with a participating Employer solely for purposes of (i) determining the Participant’s Years of Vesting Service and (ii) determining when the Participant has incurred a Termination of Employment entitling the Participant to a distribution pursuant to Article VII.

ARTICLE IV

CONTRIBUTIONS

4.1. Contributions. Each Plan Year each Employer shall contribute to the Trust the following amounts:

(a)	Pay Deferral Contributions made in accordance with Section 5.1 for such Plan Year by its Employees who are Participants;

(b)	Catch-Up Contributions made in accordance with Section 5.6 for such Plan Year by its Employees who are Participants;

(c)	Make Up Deferrals made in accordance with Section 5.5 during such Plan Year by its Employees who are Participants;

(d)	Matching Contributions in an amount equal to 100% of the portion of each such Participant’s Pay Deferral Contributions made in accordance with Section 5.1 for such Plan Year that does not exceed 3% of such Participant’s annual Compensation, plus 50% of the portion of each such Participant’s Pay Deferral Contributions that exceeds 3% but does not exceed 4% of such Participant’s annual Compensation; and

(e)	Non-Matching Contributions in an amount equal to 3% of the Compensation of each Participant who is entitled to be allocated Non-Matching Contributions pursuant to Section 5.8.

The Employer may also make contributions in accordance with Sections 6.12 and 7.4(c). The Employer may make such contributions annually or more frequently. Such contributions may be credited ratably as of each Accounting Date as provided in Section 6.10 whether or not such contributions are actually made ratably during the Plan Year. Pay Deferral Contributions shall be paid by an Employer to the Trust no later than the 15th business day of the month following the month in which such contributions would have been payable to each Participant in cash but for the Participant’s election to participate herein (or such other time prescribed by law). Pay Deferral Contributions may not be made prior to the Participant’s performance of the services to which the Pay Deferral Contributions relate, except for occasional payments prior to the end of the pay period during which the services are performed in order to accommodate bona fide administrative considerations. Matching Contributions shall be determined and paid by an Employer to the Trust no later than the filing date for the Employer’s federal income tax return for such Plan Year, including extensions. In no event shall the Employer contributions for any Plan Year exceed the amount deductible by the Employer under Code Section 404 for the taxable year during which such Plan Year ends.

In calculating the Matching Contribution for the initial Plan Year ending on December 31, 2015, the Employer shall take into account an Eligible Employee’s Compensation, Pay Deferral Contributions and Matching Contributions credited to such Eligible Employee under the Prior Plan for the period commencing on January 1, 2015 and ending on the date the Eligible Employee became a Participant in this Plan pursuant to Section 3.1(a).

4.2. Certification of Employer Contributions. An Employer may in its discretion obtain a certification of the correctness of any calculations relating to its contributions under the Plan. A certificate of an independent accountant prepared for this purpose shall conclusively determine such issue.

4.3. Contribution Limitations. The following contribution limitations under the Code shall be applied with respect to a limitation year which coincides with the Plan Year. Except to the extent permitted under Section 5.5 of the Plan related to Make Up Contributions, Section 5.6 of the Plan related to Catch-Up Contributions or Section 5.7 of the Plan related to Rollover Contributions, the Annual Addition (as defined in Section 4.4) allocated to any Participant’s Accounts under the Plan and under any other defined contribution plan maintained by his Employer or a Commonly Controlled Entity of his Employer (“Related Defined Contribution Plans”), shall not exceed the lesser of $53,000 (or such other applicable amount determined under Code Section 415 or regulations thereunder) or 100% of the Participant’s total Compensation paid during the Plan Year by his Employer or a Commonly Controlled Entity of his Employer. In applying the preceding limitation, the Annual Addition to a Participant’s accounts in any Related Defined Contribution Plans constituting money purchase pension plans and the Annual Addition to a Participant’s accounts under any other Related Defined Contribution Plans (other than money purchase pension plans) shall be limited before the Annual Addition to his Accounts are limited, to the extent such action is not inconsistent with such other plans. In applying the rules in this Section, the Benefit Committee shall make appropriate adjustments to reflect the proper application of Code Section 415 with respect to Plan Years of less than 12 months. The limitations of Code Section 415 shall be applied in accordance with the final Treasury Regulations issued April 5, 2007, which are incorporated herein by this reference.

4.4. Annual Addition. The Annual Addition for each Participant for each Plan Year means the sum of the following:

(a)	Employer contributions credited to the Participant’s Accounts under Section 4.1 and employer contributions credited to the Participant’s accounts under any Related Defined Contribution Plans (as defined in Section 4.3);

(b)	Remainders and forfeitures credited to the Participant’s Accounts and to his accounts under any Related Defined Contribution Plans;

(c)	After-tax contributions made by the Participant to any Related Defined Contribution Plan; and

(d)	Amounts credited for the benefit of a Key Employee (as defined in Section 12.2(g)) to a separate retiree health or life account maintained by an Employer or a Commonly Controlled Entity of that Employer or maintained under a Funded Welfare Plan to which the Employer or Commonly Controlled Entity contributes. A “Funded Welfare Plan” means a trust fund established under Code Section 501(c)(9) or any other trust, corporation, arrangement or employer account which is treated as a welfare benefit fund for purposes of Code Section 419(e).

ARTICLE V

PARTICIPANT CONTRIBUTIONS/CONTRIBUTION LIMITATIONS

5.1. Pay Deferral Contributions.

(a)	Upon satisfaction of the eligibility requirements of Section 3.1, an Eligible Employee may elect in the manner described below to have his Employer reduce his Compensation via payroll deduction in an amount not less than 1% nor more than 50% of his Compensation, in whole multiples of 1%. Such salary reductions shall constitute Pay Deferral Contributions and shall be contributed to the Trust by the Employer in accordance with Section 4.1. Subject to the eligibility requirements of Section 3.1, salary reduction elections shall be made in the manner prescribed by the Benefit Committee. Salary reduction elections will become effective as of the first pay period beginning after such elections are properly made. Salary reduction elections shall continue in effect (with automatic adjustments for any change in Compensation) until the Participant alters such election in accordance with Section 5.2 or until the Participant ceases to be an Eligible Employee.

Notwithstanding anything in the Plan to the contrary, the salary reduction election in effect under the Prior Plan immediately prior to the date that a Participant who is a Transferred Employee described in Section 3.1(a) transfers to employment with the Company from the Predecessor Employer shall be effective under the Plan (in accordance with the Prior Plan’s records as provided to the Company by the Predecessor Employer) unless and until the Participant makes a new salary reduction election in accordance with this Section.

(b)	An Eligible Employee who does not elect to have any portion of his Compensation contributed as Pay Deferral Contributions shall be deemed to have elected to have his Compensation reduced by the percentage set forth below, and to have such amount contributed as Pay Deferral Contributions, unless and until he makes a different salary reduction election:

(i)	three percent (3%) for all payroll periods that end prior to the first anniversary of the first day of the first payroll period for which a Pay Deferral Contribution is made pursuant to this Section 5.1(b)(i);

(ii)	four percent (4%) for all payroll periods that end after the last payroll period described in subparagraph (i) above and prior to the second anniversary of the first day of the first payroll period for which a Pay Deferral Contribution is made pursuant to this Section 5.1(b)(ii);

(iii)	five percent (5%) for all payroll periods that end after the last payroll period described in subparagraph (ii) above and prior to the third anniversary of the first day of the first payroll period for which a Pay Deferral Contribution is made pursuant to this Section 5.1(b)(iii); and

(iv)	six percent (6%) for all payroll periods after the last payroll period described in subparagraph (iii) above.

Such deemed election shall take effect as soon as administratively feasible following the day person becomes an Eligible Employee, unless the Eligible Employee either affirmatively elects to participate or waives participation prior to such time. If any Eligible Employee makes any affirmative election with respect to the amount of his Compensation to be withheld (including an election to have no portion withheld), then the provisions of this Section 5.1(b), including the automatic increases in withholding, shall cease to apply to such Eligible Employee, and the portion of his Compensation withheld, if any, shall thereafter be governed exclusively by his affirmative election. In the case of an Eligible Employee whose employment is terminated while a deemed election under this Section 5.1(b) is in effect and who is subsequently rehired, the anniversaries of the first day of the first payroll period for which a Pay Deferral Contribution is made pursuant to this Section 5.1(b) shall be based upon the first such payroll period prior to the termination of employment, unless a full Plan Year elapses during which no Payroll Deferral Contributions are made pursuant to this Section 5.1(b), in which case the provisions of this Section 5.1(b) shall apply to such Eligible Employee as if he had never previously been an Eligible Employee. An Eligible Employee who is terminated while an affirmative election is in effect (including an election not to contribute) and who is subsequently rehired shall be treated as a newly hired Eligible Employee for purposes of this Section 5.1(b).

5.2. Change in Rate of Pay Deferral Contributions/Reemployment. Within the limitations of Section 5.1, a Participant may elect to change the rate of his Pay Deferral Contributions once per calendar month, or at such other intervals as the Benefit Committee may determine. Any such election shall be made in the manner prescribed by the Benefit Committee. Election changes shall become effective as of the pay period beginning after the election is properly made. A Participant may also elect to suspend or resume making Pay Deferral Contributions in the same manner. As provided in Section 3.3, a former Participant who is reemployed may recommence Pay Deferral Contributions on the Entry Date immediately following his reemployment. If such former Participant is reemployed within one month of his Termination of Employment, his Pay Deferral Contributions will recommence in accordance with the most recent elections received from such Participant prior to such Termination of Employment. Otherwise, the Participant must make new elections in accordance with Section 5.1. Notwithstanding the foregoing, any Participant who elects to contribute a portion of his salary to a non-qualified deferred compensation arrangement maintained by his Employer or a Commonly Controlled Entity of such Employer may not change the rate of his Pay Deferral Contributions, except that he may do so at the end of each Plan Year, to be effective as of the beginning of the following Plan Year.

5.3. Annual Limitations on Pay Deferral Contributions. A Participant’s annual Pay Deferral Contributions (along with deferrals under any other salary reduction arrangement under Code Section 401(k)) shall be limited to the amount specified in Code Section 402(g) (which in 2015 is $18,000, and shall be adjusted from time to time by the Internal Revenue Service under Code Section 402(g)(i)). Upon reaching this limit in any Plan Year, a Participant’s Pay Deferral Contributions shall cease for the remainder of such Plan Year. Alternatively, if a Participant’s Pay Deferral Contributions are not ceased and exceed this limit for any Plan Year, such Pay Deferral Contributions and the attributable earnings shall be returned to the Participant no later than April 15 following the close of such Plan Year. Except to the extent permitted under Section 5.6 of the Plan related to Catch-Up Contributions or Section 5.5 of the Plan related to Make Up Deferrals, no participant shall be permitted to have Pay Deferral Contributions under the Plan (along with deferrals under any other salary reduction arrangement under any other qualified plan maintained by the Employer) in excess of the dollar limitation contained in Code Section 402(g). If any Participant notifies the Plan Administrator not later than March 1 following any Plan Year that his total elective deferrals for the Plan Year, including deferrals under a plan not maintained by an Employer, exceeded the limits of Code Section 402(g), the Plan Administrator may, notwithstanding any other provision of the Plan, distribute the portion of the excess that the Participant allocates to this Plan, and the attributable earnings, not later than the following April 15.

5.4. Safe Harbor Nondiscrimination Test. The Plan shall satisfy the nondiscrimination requirements of Code Sections 401(k) and 401(m) by utilizing the safe harbor for plans that include a qualified automatic contribution arrangement pursuant to Code Section 401(k)(13) and 401(m)(12) by providing Matching Contributions that satisfy the requirements of Code Section 401(k)(13)(d)(i)(I). To the maximum extent permitted by law, the Plan shall be interpreted and administered in accordance with the requirements for a qualified automatic contribution arrangement.

5.5. Reemployment of Veterans. The provisions of this Section shall apply in the case of the reemployment by an Employer of an Eligible Employee, within the period prescribed by USERRA, after the Employee’s completion of a period of qualified military service (as defined in Code Section 414(u)(5)). The provisions of this Section are intended to provide such Employees with the rights required by USERRA and Code Section 414(u), and shall be interpreted in accordance with such intent. For avoidance of doubt, the Plan (rather than the Prior Plan) will provide any additional benefit and/or service credit to the extent required by Code Section 414(u) in the case of an Eligible Employee who would have become an employee of the Company had he been employed on the Spin-Off Date.

(a)	Make Up of Pay Deferral Contributions. Such Employee shall have the right to make contributions under the Plan (“Make Up Deferrals”), in addition to any Pay Deferral Contributions which the Employee elects to have made under the Plan pursuant to Section 5.1. From time to time while employed by an Employer, such Employee may elect to make such Make Up Deferrals during the period beginning on the date of such Employee’s reemployment and ending on the earlier of:

(i)	the end of the period equal to the product of three and such Employee’s period of qualified military service, and

(ii)	the fifth anniversary of the date of such reemployment.

Such Employee shall not be permitted to contribute Make Up Deferrals to the Plan in excess of the amount which the Employee could have elected to have made under the Plan in the form of Pay Deferral Contributions if the Employee had continued in employment with his Employer during such period of qualified military service. Such Employee shall be deemed to have earned “Compensation” from his Employer during such period of qualified military service for this purpose in the amount prescribed by Code Sections 414(u)(2)(B) and 414(u)(7). The manner in which an Eligible Employee may elect to contribute Make Up Deferrals pursuant to this subsection (a) shall be prescribed by the Benefit Committee.

(b)

Make Up of Employer Matching Contributions. An Eligible Employee who makes Make Up Deferrals as described in subsection (a) shall be entitled to an allocation of matching contributions (“Make Up Matching Contributions”) in an amount equal to the amount of Employer Matching Contributions which would have been allocated to the Account of such Eligible Employee under the Plan if such Make Up Deferrals had been made in the form of Pay Deferral Contributions during the period of such Employee’s qualified military service (as determined pursuant to Code Section 414(u)). The amounts necessary to make such allocation of Make Up Matching Contributions shall be derived from Forfeitures not yet applied towards Employer Matching Contributions for the Plan Year in which the Make Up Deferrals are made, and if such Forfeitures are not sufficient for this purpose, then the Eligible Employee’s Employer shall make a special contribution which shall be utilized solely for purposes of such allocation.

(c)	Make Up of Employer Non-Matching Contributions. Such Participant shall be entitled to receive an allocation of Employer Non-Matching Contributions (“Make Up Employer Non-Matching Contributions”) in an amount equal to the amount of Employer Non-Matching Contributions which would have been allocated to the Account of such Eligible Employee under the Plan if he had been employed on the last day of each Plan Year during the period of such Employee’s qualified military service (as determined pursuant to Code Section 414(u)). Such Make Up Employer Non-Matching Contributions shall be credited to the Participant’s Account not later than ninety (90) days after he returns to employment. The amounts necessary to make such allocation of Make Up Employer Non-Matching Contributions shall be derived from Forfeitures not yet applied towards Employer Non-Matching Contributions for the Plan Year in which the Participant is re-employed, and if such Forfeitures are not sufficient for this purpose, then the Participant’s Employer shall make a special contribution which shall be utilized solely for purposes of such allocation. The provisions of this Section 5.5(c) shall also apply to a Participant who dies or becomes Disabled while performing qualified military service, as if such Participant had returned to employed on the day prior to the day on which he died or incurred such Disability.

Any contributions made by an Eligible Employee or an Employer pursuant to this Section on account of a period of qualified military service in a prior Plan Year shall not be subject to the limitations prescribed by Sections 4.3 and 5.3 of the Plan (relating to Code Sections 402(g) and 415) for the Plan Year in which such contributions are made. The Plan shall not be treated as failing to satisfy the nondiscrimination rules of Section 5.4 of the Plan (relating to Code Sections 401(k)(3) and 401(m)) for any Plan Year solely on account of any make up contributions made by an Eligible Employee or an Employer pursuant to this Section.

5.6. Catch-Up Contributions. All Participants who are eligible to make Pay Deferral Contributions under Section 5.1 of this Plan and who have attained age 50 before the close of the Plan Year will be eligible to make “Catch-Up Contributions” in accordance with, and subject to the limitations of Code Section 414(v). Such Catch-Up Contributions will not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan will not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416, as applicable, by reason of the making of such Catch-Up Contributions. Catch-Up Contributions shall not be eligible for, nor taken into account in, allocating Matching Contributions.

5.7. Rollover Contributions. On such forms and in such manner as prescribed by the Benefit Committee, an Eligible Employee may elect to roll over to the Plan amounts credited to his account in an eligible retirement plan (as defined in Code Section 402(c)(8)(B)), other than a rollover of after-tax contributions; provided that the Trustee may accept rollover amounts on behalf of a Participant only to the extent such amounts constitute “eligible rollover distributions” (as defined in Code Section 402(c)(4)). A Participant who has ceased to be an Employee may only elect to roll over to the Plan an amount credited on his behalf to the Baxter International Inc. and Subsidiaries Pension Plan and the Baxalta Incorporated and Subsidiaries Pension Plan and only to the extent such amount constitutes an “eligible rollover distribution” (as provided above). “Rollover Contributions” will be credited to a Rollover Account maintained for the Participant pursuant to Section 6.1(e) as soon as administratively practicable after such contributions are remitted to the Benefit Committee. No rollover election will become effective unless the Participant properly selects the Plan investment fund or funds to which the Rollover Contribution is to be allocated (in the manner described in Section 6.5). A Participant who has previously made an investment election applicable to his Pay Deferral Contributions must apply the same election to his Rollover Contributions and any election to the contrary shall be disregarded.

5.8. Employer Non-Matching Contributions. Each participating Employer shall contribute to the Plan on behalf of each Eligible Employee who (i) either is employed on the last day of the Plan Year or incurs a Termination of Employment during the Plan Year by reason of death or Disability, and (ii) is not entitled to have such Plan Year, or any portion thereof, treated as a Year of Service for purposes of determining his Accrued Benefit as defined in either the Baxter International Inc. and Subsidiaries Pension Plan, the Baxter Healthcare Corporation of Puerto Rico Pension Plan, the Baxalta Incorporated and Subsidiaries Pension Plan (or any successor thereto), an automatic amount equal to three percent (3%) of such Eligible Employee’s Compensation paid by such participating Employer for such Plan Year. Such Employer Non-Matching Contributions shall be contributed not later than the last day for filing the Company’s income tax return for the year that includes the last day of the Plan Year, and shall be allocated among Eligible Employees in proportion to the Compensation received by them for the Plan Year. “Employer Non-Matching Contributions” will be credited to an Employer Non-Matching Contribution Account maintained for the Participant pursuant to Section 6.1(f) as soon as administratively practicable after such contributions are remitted to the Trustee. For the initial Plan Year ending on December 31, 2015, an Eligible Employee’s Compensation for such Plan Year shall include Compensation paid by a participating employer and credited to the Eligible Employee under the Prior Plan for the period commencing on January 1, 2015 and ending on the date the Eligible Employee became a Participant in this Plan pursuant to Section 3.1(a).

ARTICLE VI

INVESTMENTS AND PLAN ACCOUNTING

6.1. Participant Account Balance. The Benefit Committee shall establish and maintain the following separate accounts with respect to Participants:

(a)	Before-Tax Account. A “Before-Tax Account” shall be maintained for each Participant. This account shall represent the amount of such Participant’s (i) Pay

Deferral Contributions, Catch-Up Contributions and Make Up Deferrals under the Plan and (ii) pay deferral contributions, catch-up contributions and make up deferrals transferred to the Plan from the Prior Plan. This account shall also reflect the expenses, distributions, earnings and losses attributable to such account.

(b)	Employer Matching Account. An “Employer Matching Account” shall be maintained for each Participant. This account shall represent (i) the portion of the Employer Matching Contributions allocated to a Participant under the Plan and (ii) any employer matching contributions transferred to the Plan from the Prior Plan. This account shall also reflect the expenses, distributions, earnings and losses attributable to such account.

(c)	Profit Sharing Account. A “Profit Sharing Account” shall be maintained for each Participant on whose behalf amounts are transferred to the Plan from the Prior Plan which were attributable to transfers to the Prior Plan from a profit sharing account maintained under a predecessor plan listed on Appendix No. 2. This Profit Sharing Account shall also reflect the expenses, distributions, earnings and losses attributable to such account.

(d)	After-Tax Account. An “After-Tax Account” shall be maintained for each Participant on whose behalf amounts are transferred to the Plan from the Prior Plan which were attributable to transfers to the Prior Plan from an after-tax account maintained under a predecessor plan listed on Appendix No. 2. This After-Tax Account shall also reflect the expenses, distributions, earnings and losses attributable to such account. To the extent applicable, separate subaccounts shall be established to account for any after-tax contributions made under a predecessor plan prior to 1987, and after-tax contributions made under a predecessor plan after 1986.

(e)	Rollover Account. A “Rollover Account” shall be maintained for each Participant to which are credited (i) his or her Rollover Contributions and (ii) any amounts attributable to rollover contributions transferred to the Plan from the Prior Plan. This account shall also reflect the expenses, distributions, earnings and losses attributable to such account.

(f)	Employer Non-Matching Contribution Account. An “Employer Non-Matching Contribution Account” shall be maintained for (i) each Participant who is allocated any share of the Employer Non-Matching Contributions made pursuant to Section 5.8 and (ii) any employer non-matching contributions that were allocated on behalf of a Participant under the Prior Plan or another qualified plan and are transferred to the Plan from the Prior Plan. This account shall also reflect the expenses, distributions, earnings and losses attributable to such account.

(g)

Roth Rollover Account. A “Roth Rollover Account” shall be maintained for (i) each Participant whose benefits that are credited to a designated Roth account, as defined in Code Section 402A(b), under another plan, are transferred to the

Trust Fund in accordance with Section 5.7 for the subsequent payment of such amounts in accordance with this Plan or (ii) a Participant’s Roth rollover account that is transferred to the Plan from the Prior Plan. This account shall also reflect the expenses, distributions, earnings and losses attributable to such account. For avoidance of doubt, Participants may not designate any portion of their Pay Deferral Contributions as Roth contributions, or transfer any amount from other Accounts in the Plan to a Roth Rollover Account.

The Accounts represent the Participants’ interests in the Plan and Trust Fund and are intended as bookkeeping account records to assist the Benefit Committee in the administration of the Plan.

6.2. Investment of Accounts. The Trustee, the Investment Managers and any insurance institutions responsible for investment of the Trust Fund are permitted to commingle the assets of the Trust Fund for purposes of investment with the assets of other plans or trusts which are intended to qualify for plan qualification and federal tax exemption under Code Sections 401(a) and 501(a), respectively. Any documents which are required to be incorporated in the Plan and the Trust Agreement to permit such commingled investments are hereby incorporated. Except to the extent required by Sections 6.3, 6.4 and 6.5, segregated investment of Plan and Trust Fund assets shall not be required with respect to any one or more Participants. Each of the Accounts invested in a particular investment fund shall represent an undivided interest in such investment fund which corresponds to the balance of such Account.

6.3. Investment Funds. From time to time the Benefit Committee may cause the Trustee, an Investment Manager or an insurance institution to establish one or more investment funds for the investment and reinvestment of the Trust Fund. Although the Benefit Committee may arrange with the Trustee, Investment Managers and insurance institutions for the establishment of investment funds, the continued availability of these funds cannot be assured nor is it possible to assure that the arrangements or the investment funds managed by a particular Investment Manager, by the Trustee or by an insurance institution will continue to be available on the same or similar terms. Participants may invest the total amount of their Accounts (as provided in Section 6.5) among the investment funds made available by the Benefit Committee from time to time for such purpose. Such funds shall allow Participants to select from a range of alternatives that offer different types of investments and different risk and return characteristics. Notwithstanding anything in the foregoing to the contrary, the investment funds shall include the following:

(a)	A Baxalta Common Stock Fund, which shall consist exclusively of shares of Company Common Stock, except as required for liquidity purposes. The Baxalta Common Stock Fund shall be a frozen fund into which no new funds may be invested.

(b)	Three funds, consisting exclusively of shares of Baxter International Inc., Cardinal Health, Inc. and Edwards Lifesciences Corporation, respectively, except as required for liquidity purposes, which represent frozen funds resulting from spin-offs from the Predecessor Employer, into which no new funds may be invested.

(c)	A separate investment account to be known as a self-managed account.

(d)	One or more of the funds commonly referred to as “lifecycle funds” selected by the Benefit Committee.

6.4. Investment Direction. If the Benefit Committee determines that Participants shall exercise direction and control over the investment of their accounts in a manner intended to insulate Plan fiduciaries from liability for investments under Section 404(c) of ERISA, the investment funds established by the Benefit Committee pursuant to Section 6.3 shall afford Participants with a broad range of investment alternatives whereby each Participant has a reasonable opportunity to:

(a)	Affect materially the potential return on amounts in his Accounts and the degree of risk to which such amounts are subject;

(b)	Choose from at least three investment alternatives (not including any fund composed primarily of stock of a single corporation):

(i)	each of which is diversified and each of which has materially different risk and return characteristics;

(ii)	which, to the extent normally appropriate for Participants, allow them to achieve portfolios with respect to the aggregate of their Accounts which have risk and return characteristics at any point within the range of all alternatives; and

(iii)	each of which when combined with investments in the other alternatives tends to minimize the overall risk of each Participant’s portfolio with respect to the aggregate of his Accounts through diversification.

(c)	Diversify the investments of his Accounts so as to minimize the risk of large losses.

6.5. Investment Elections. Each Participant, in accordance with rules promulgated under the Plan shall direct the investment of his Accounts described in Section 6.1 in one or more of the investment funds available under the Plan. With respect to the investment funds referred to in Section 6.3 above, such investment elections shall be subject to the following limitations:

(a)

Initial Investment Election. At the same time and in the same manner that a Participant makes his initial salary reduction election (in accordance with the requirements of Section 5.1), or if earlier, the same time that an Eligible Employee makes a rollover contribution to the Plan (in accordance with Section 5.7), or is allocated an Employer Non-Matching Contribution (in accordance with Section 5.8) the Participant must direct the Trustee in the manner prescribed by the Benefit Committee as to the investment funds to which the amounts credited to his Accounts shall be invested. Participants shall invest the total amount of the Accounts in any combination (in 1% increments) of the available investment funds. All investment elections shall continue in force until properly changed in accordance with subsection (b) below. The Benefit Committee shall specify the investment funds in which the Accounts of a Participant who fails to make an initial investment election shall be invested.

Notwithstanding anything in the Plan to the contrary, a Participant who is a Transferred Employee described in Section 3.1(a) shall have the amounts credited to his Accounts initially invested in the investment funds that are the same or reasonably similar to the investment funds elected by the Participant for the investment of his accounts under the Prior Plan, as in effect immediately prior to the Spin-Off Date in accordance with Section 404(c) of ERISA, except that any direction to the Prior Employer stock fund shall instead be invested in a qualified default investment alternative, as defined in 29 C.F.R. Section 2550.404c-5, selected by the Benefit Committee.

(b)	Changes in Investment Elections. A Participant may change his investment directions no more than one time in each calendar month, or at such other intervals as the Benefit Committee may determine (but in no event less frequently than once in each 90 day period). A Participant may change his investment direction as to future contributions, as to the amounts already in his Accounts or as to both. Changes in investment elections shall be effected in the manner prescribed by the Benefit Committee and shall become effective as soon as practical after the election is properly made in accordance with procedures established by the Benefit Committee.

(c)	Single Election. Unless the Benefit Committee prescribes otherwise, a Participant’s investment direction shall apply to all of his Accounts under the Plan and additions thereto.

(d)	Special Limitations and Procedures Applicable to the Baxalta Common Stock Fund. The following limitations and procedures shall be applicable to investment in the Baxalta Common Stock Fund:

(i)	The Baxalta Common Stock Fund is a frozen fund into which no new funds may be invested. In addition, the Baxalta Common Stock Fund shall be limited by the Benefit Committee to the extent the Benefit Committee deems necessary to prevent the Plan from holding 5% or more of the outstanding Common Stock of the Company or such other amount as shall be necessary to assure that the Plan does not become subject to the provisions of Section 13(d) of the Securities Exchange Act of 1934.

(ii)

Voting of Common Stock of the Company. Pursuant to the terms set forth in the Trust Agreement, each Participant having an interest in the Baxalta Common Stock Fund shall have the right to direct the manner in which the Trustee shall vote the Company Common Stock credited to the Participant’s Accounts. Before each annual or special meeting of shareholders of the Company, the Trustee, the Company or their delegates shall mail to each applicable Participant a copy of the proxy solicitation material for such meeting, together with a proxy statement or other form providing instructions to the Trustee on how to vote the Company Common Stock allocated to such Participant’s Accounts. The Trustee will vote such shares as instructed by the Participant to the extent consistent with ERISA. The Trustee, in its discretion, shall vote Company Common Stock allocated to Participants’ Accounts for which the Trustee receives no valid voting instructions and Company Common Stock not credited to Participant’s Accounts, if any, held in the Trust Fund in a manner consistent with provisions of the Trust Agreement and applicable law. The Benefit Committee may, but is not required to, direct the Trustee with respect to the voting of Company Common Stock described in the previous sentence, and the Trustee will follow such directions except where to do so would be a breach of the Trustee’s duties under the Trust Agreement or applicable law. The Trustee may not divulge information with respect to any Participant’s directions regarding voting of Company Common Stock allocated to his Accounts. Each Participant, former Participant, alternate payee and Beneficiary who retains an account balance in the Plan is deemed to be a named fiduciary of the Plan with regard to all instructions he or she provides to the Trustee as to the manner in which it shall vote the Company Common Stock credited to such Participant’s Accounts.

(iii)	Offers for Company Common Stock. Pursuant to the terms set forth in the Trust Agreement, in the event that the stockholders of the Company have received a tender offer, as hereinafter defined, for the purchase or exchange of their shares of Company Common Stock, the following provisions shall apply:

(A)	Each Participant having an interest in the Baxalta Common Stock Fund shall have the right to direct the Trustee concerning the sale or tendering of the number of shares of Company Common Stock credited to the Participant’s Accounts. Each Participant, former Participant, alternate payee and Beneficiary who retains an account balance in the Plan is deemed to be a named fiduciary of the Plan with respect to his or her directions to the Trustee regarding the Company Common Stock credited to such Participant’s Accounts.

(B)

The Trustee will use its best efforts to communicate or cause to be communicated to all Participants the provisions of the Plan and Trust Agreement relating to such offer, all communications directed generally to the owners of the securities to whom the offer is made or available, and any communications that the Trustee may receive from persons making the offer or any other interested party (including the Company) relating to the offer. The Company and the Benefit Committee will provide the Trustee with such information and assistance as the Trustee may reasonably request in connection with these communications to Participants. Neither the Company nor the Trustee may interfere in any manner with any Participant’s investment decision with respect to such an offer.

(C)	If the offer is for all Company Common Stock held by the Trustee in the Trust Fund, then the Trustee will:

1.	Accept or reject the offer with respect to Company Common Stock allocated to each Participant’s Accounts according to that Participant’s investment decision, except where to do so would be a breach of the Trustee’s duties under the Trust Agreement or applicable law; and

2.	Accept or reject the offer with respect to Company Common Stock allocated to Participants’ Accounts for which no valid investment decision was received by the Trustee and with respect to unallocated Company Common Stock held in the Trust Fund in the Trustee’s sole discretion.

The Trustee may not divulge information with respect to any Participant’s investment decision regarding the offer.

(D)	If the offer is for less than all the Company Common Stock held by the Trustee in the Trust Fund, all provisions of paragraphs (A) through (C) will be applied to that offer, except that each Participant will have the opportunity to make an investment decision for a pro rata portion of the Company Common Stock allocated to his Accounts and the Trustee, after effecting those investment decisions, will make its acceptance or rejection of the offer with respect to a pro rata portion of the Company Common Stock allocated to Accounts for which it received no valid investment instructions or which is held unallocated in the Trust Fund, so that the offer has been accepted or rejected with respect to the full amount of Company Common Stock held by the Trustee in the Trust Fund which was subject to the offer.

(E)	Notwithstanding the provisions of paragraphs (C) and (D) above, the Benefit Committee may, but is not required to, direct the Trustee with respect to the acceptance or rejection of any offer described in paragraph (C) or (D) with respect to Company Common Stock allocated to Participants’ Accounts for which no valid investment instructions are received by the Trustee and with respect to unallocated Company Common Stock held in the Trust Fund, and the Trustee shall accept or reject any such offer in accordance with any such directions from the Benefit Committee to the Trustee with respect to the offer, except where to do so would be a breach of the Trustee’s duties under the Trust Agreement or applicable law.

(F)	Following the Trustee’s sale or tender of shares pursuant to the terms of this subsection, each affected Participant’s interest in the Baxalta Common Stock Fund shall be eliminated and the proceeds from the sale or tender of the shares credited to the Participant’s Accounts shall be subject to the Participant’s investment direction.

(G)	For purposes of this Section 6.5(d)(iii), the term “tender offer” shall mean only (1) a tender offer that is subject to Section 14(d) of the Securities Exchange Act of 1934 or any successor thereto, or (2) any other tender offer if the Benefit Committee determines that the application of the procedures of this Section 6.5(d)(iii) to such tender offer is prudent and in the best interests of the Participants.

(e)	Self-Managed Accounts. Subject to uniform nondiscriminatory rules established by the Benefit Committee, a Participant may transfer amounts from one or more of the other investment funds to a self-managed account and give orders directly to the broker for the purchases and sales of investments through the Participant’s self-managed account. The value of each Participant’s Accounts invested in the self-managed account shall be measured based solely on the value of the investments held in such account. Loans, withdrawals and distributions will not be permitted directly from a self-managed account.

6.6. Information Provided. The Plan Administrator shall provide, or cause to be provided, to each Participant the following:

(a)	A statement that the Plan is intended to constitute a plan described in Section 404(c) of ERISA and that the Plan’s fiduciaries may be relieved of liability for any losses which are the direct and necessary result of investment instructions given by the Participant, which shall be provided automatically to each Participant;

(b)	A description of the procedures established to provide for the confidentiality of information relating to the purchase, holding and sale of Company Common Stock, and the exercise of voting, tender and similar rights by Participants through investment in the Baxalta Common Stock Fund, including the name, address and phone number of the fiduciary responsible for monitoring compliance with such procedures, which shall be provided automatically to each Participant; and

(c)	All information required by Department of Labor Regulations 29 CFR §2550.404a–5, which shall be provided either automatically or on request as required by such regulations.

6.7. Investment Fund Accounting. The undivided interest of each Participant’s Accounts in an investment fund shall be determined in accordance with the accounting procedures specified in the Trust Agreement, investment management agreement, insurance contract, custodian agreement, appendices or supplements to this Plan or other document under which such investment fund is maintained (the “Investment Fund Document”). To the extent not inconsistent with such procedures, the following rules shall apply:

(a)	Deposits. Amounts deposited in an investment fund shall be deposited by means of a transfer of such amounts to such investment fund to conform with the investment elections properly received in accordance with Section 6.5.

(b)	Transfers. Amounts required to be transferred from an investment fund to satisfy benefit payments and required transfers to effectuate investment elections in accordance with Section 6.5 shall be transferred from such investment funds as soon as practicable following receipt by the Trustee or Investment Manager of proper instructions to complete such transfers.

(c)	Allocation of Fund Earnings. Except as provided in the applicable Investment Fund Document, all amounts deposited in an investment fund shall be invested as soon as practicable following receipt of such deposit. Notwithstanding the primary purpose or investment policy of an investment fund, assets of any investment fund which are not invested in the primary investment vehicle authorized by the Investment Fund Document shall be invested in such short term instruments or funds as the Trustee or applicable Investment Manager or insurance institution shall determine pending investment in accordance with such Investment Fund Document.

(d)	Accounting for Sales of Company Common Stock. Sales of Company Common Stock shall be made for the Baxalta Common Stock Fund in accordance with the provisions of the Trust Agreement and in accordance with the following:

(i)	No commissions shall be paid in connection with sales of Company Common Stock from or to any disqualified person or party in interest (as defined for purposes of Code Section 4975(e)(2) or Section 3(14) of ERISA).

(ii)	Sales of Company Common Stock other than sales on the New York Stock Exchange (the “Exchange”) shall be at a price not less than the last recorded sales price quoted for such shares on the Exchange on the last trading day on which there was a recorded sale of such shares immediately preceding the date of such purchases (the “Exchange Trading Price”).

(iii)	In-kind contributions of the Employers, including contributions of Company Common Stock, are valued at fair market value. For this purpose Company Common Stock shall be valued as of the date of such contribution at the then Exchange Trading Price (as defined in subparagraph (ii) above but determined as of the end of the date on which such contribution is made if such date is a trading day on the Exchange). If there are no sales of Company Common Stock on the date as of which the Exchange Trading Price is determined, then the fair market value of such common stock shall be the mean of the bid and asked prices for such date.

(iv)	If the Benefit Committee is unable to determine the Exchange Trading Price (as defined in subparagraph (ii) above) because sales prices on the Exchange are not so quoted, such quotes are not available to the Benefit Committee or for any other reason, then the Benefit Committee may utilize a composite index price or other price which is generally accepted for the establishment of fair market value in lieu of the Exchange Trading Price for purposes of the restrictions of subparagraphs (ii) and (iii) above.

6.8. Expenses. Unless paid by the Employers, all costs and expenses incurred in connection with the general administration of the Plan and Trust shall be allocated among each investment funds in the proportion in which the amount invested in each such fund bears to the amount invested in all funds as of the Accounting Date preceding the date of allocation. All costs and expenses directly identifiable to one fund shall be allocated to that fund. No commission expenses shall be paid from the Plan with respect to transactions described in Section 6.7(d)(i).

6.9. Accounting Dates. All Accounts shall be adjusted in accordance with Section 6.12 as of each Accounting Date.

6.10. Crediting Employer Contributions. Employer Matching Contributions shall be credited to the appropriate Accounts of Participants as of the first Accounting Date coincident with or next following the end of the payroll period for which such contributions are made, regardless of the date such contributions are actually made. Expenses, distributions, earnings or losses attributable to such amounts shall be separately credited pursuant to Sections 6.8 and 6.12. Employer Non-Matching Contributions shall be credited as of the first Accounting Date coincident with or next following the date the contributions are actually made.

6.11. Crediting Pay Deferral Contributions. Pay Deferral Contributions, Catch-Up Contributions and Make Up Deferrals shall be credited to the appropriate Accounts as of the first Accounting Date coincident with or next following the end of the payroll period for which such contributions are made, regardless of the date such contributions are actually made. Expenses, distributions, earnings or losses attributable to such amounts shall be separately credited pursuant to Sections 6.8 and 6.12.

6.12. Adjustment of Account Balances. As of each Accounting Date the Benefit Committee shall cause the Accounts of Participants to be adjusted to reflect adjustments in the value of the Trust Fund, to reflect contributions (net of Forfeitures) credited in accordance with Sections 6.10 and 6.11 and to reflect distributions of benefits (including transfers and withdrawals) as follows:

(a)	First, adjust the Accounts as of the last Accounting Date of all Participants to reflect the Adjusted Net Worth (as described below) of the Trust Fund by applying the earnings adjustment rules applicable to each investment fund and crediting earnings for segregated investments to the appropriate Accounts of the Participants to whom such investments pertain; and

(b)	Next, credit Employer Matching Contributions and Employer Non-Matching Contributions, including Forfeitures applied towards such contributions in accordance with Section 7.4, and Participant Pay Deferral Contributions to the proper Accounts; and

(c)	Finally, charge to the proper Accounts all distributions made since the previous Accounting Date.

The “Adjusted Net Worth” of the Trust Fund as of any date means the fair market value of the Trust Fund as determined by the Trustee. If an error in the adjustment of Accounts under this Section is discovered, the Benefit Committee shall correct such error either (i) by crediting or changing the adjustment necessary to make such correction to or against income or unclaimed amounts or as an expense of the Trust Fund for the Plan Year in which the correction is made or (ii) by requiring the Participant’s Employer to make a special contribution to the Plan.

ARTICLE VII

DISTRIBUTION OF ACCOUNT BALANCES

7.1. Retirement, Disability or Death. If a Participant incurs a Termination of Employment, while employed by an Employer or a Commonly Controlled Entity of an Employer, on or after his attainment of age 65 or because of his Disability or death, the balance in his Accounts, after all adjustments required under the Plan have been made, shall be determined as soon as practicable and shall be fully vested and nonforfeitable. Such amount shall be distributable to the Participant or, in the event of the Participant’s death, to his Spouse or Beneficiary in accordance with Section 7.6. The Account of a Participant who dies or is Disabled while performing qualified military service as defined in Code Section 414(u) shall also be fully vested and nonforfeitable.

7.2. Resignation or Dismissal.

(a)	If a Participant incurs a Termination of Employment prior to attainment of age 65 for reasons other than Disability or death, the vested portion of his Account, determined as provided in subsection (b) or Section 7.3, after all adjustments required under the Plan have been made, shall be determined as soon as practicable and shall be fully vested and nonforfeitable. The portion of such Account which is vested, based upon the balances of all such Accounts as of the Accounting Date coincident with or next preceding the date of distribution (after adjustments required under the Plan as of that date have been made) shall be distributable to the Participant in accordance with Section 7.6.

(b)	The vested portion of a Participant’s Account shall be determined as follows:

(i)	The balance in the Participant’s Before-Tax Account, Profit Sharing Account, After-Tax Account, Roth Rollover Account, Rollover Account and Employer Matching Account shall be fully vested and nonforfeitable at all times.

(ii)	No portion of the balance in the Participant’s Employer Non-Matching Contribution Account shall be vested until the Participant has completed three Years of Vesting Service, and thereafter the Participant’s Employer Non-Matching Contribution Account shall be fully vested and nonforfeitable.

(iii)	A Participant shall be fully vested in and have a non-forfeitable right to any cash dividends that are subject to the provisions of Section 5 of Supplement No. 1 in accordance with the provisions thereof.

(iv)	The profit sharing and matching contributions, and their related earnings, that were transferred to the Plan from the Prior Plan which were attributable to transfers to the Prior Plan from the North American Vaccine, Inc. Retirement and Savings 401(k) Plan effective November 30, 2004 shall be fully vested and nonforfeitable.

7.3. Special Vesting Rules Upon Sale of Business. In the event of a sale by the Company of the stock or substantially all of the assets of an entity that is an Employer, so that the entity ceases to be a participating Employer in this Plan, the Benefit Committee, in its sole discretion, may determine that all or a portion of the affected Participants of said entity shall be fully vested in their Account Balances, determined on the date as of which the entity is no longer a participating Employer in this Plan, provided that such Participant is not rehired before actual payment. In lieu of full vesting upon such a sale, the Benefit Committee may direct that, in accordance with an agreement between the Company and the purchaser of such stock or assets, periods of a Participant’s service following the effective date of such sale be counted towards determination of such Participant’s Vesting Service hereunder. In the absence of Benefit Committee action, no accelerated vesting or other special vesting rules shall apply to any Participant in connection with any such sale, except as otherwise required by law. The special vesting rules prescribed by this Section shall be applied in a uniform and nondiscriminatory manner to all similarly situated classes of affected Participants.

7.4. Forfeitures. The portion of any Participant’s Employer Matching Account or Employer Non-Matching Contribution Account which is not vested under Sections 7.2 or 7.3 will become a Forfeiture upon such Participant’s Termination of Employment and, except as provided in subsection (c) below, will be applied to reduce Employer Matching Contributions and Employer Non-Matching Contributions on a periodic basis. However, if such Participant resumes employment with an Employer or Commonly Controlled Entity of an Employer before incurring five consecutive One-Year Breaks In Service, the Forfeiture (unadjusted for subsequent earnings or losses) shall be restored to the Participant’s Employer Matching Account or Employer Non-Matching Contribution Account, as applicable, if the Participant restores to the Plan the amount previously distributed in accordance with subsection (a) below unless such restoration is not required under an applicable supplement or appendix to this Plan.

The restorations of a Participant’s Employer Matching Account and Employer Non-Matching Contribution Account are subject to the following rules:

(a)	Buy-Back Contribution. The Forfeiture shall be restored if within 60 months following such Participant’s resumption of employment, he deposits with the Benefit Committee an amount equal to the portion of his Employer Matching Account and Employer Non-Matching Contribution Account which was previously distributed.

(b)	Restoration of Forfeitures. As of the first Accounting Date following receipt by the Benefit Committee of the deposit described in subsection (a) above (or as soon as practicable thereafter), the Participant’s Employer Matching Account and/or Employer Non-Matching Contribution Account shall be credited with the Forfeiture.

(c)	Source of Restoration. The amounts necessary to restore the Forfeiture in accordance with subsection (b) above shall be allocated for such purpose from Forfeitures not yet applied towards Employer Matching Contributions or Employer Non-Matching Contributions, and if such Forfeitures are not sufficient for this purpose, then, to the extent necessary to satisfy such restoration, the balance of such Forfeitures in accordance with subsection (b) above shall be restored by a special allocation of Employer Matching Contributions or Employer Non-Matching Contributions which shall reduce the amounts available to credit to all other Participants as of such Accounting Date. In lieu of such method of restoring the Forfeiture, the Participant’s Employer may make a special contribution which shall be utilized solely for purposes of such restoration.

If a Participant restores to the Plan, in accordance with this Section, the amount previously distributed from his Employer Matching Account, such Participant shall be fully vested in the Forfeitures restored to his Employer Matching Account. Otherwise, such Participant shall be fully vested only in future amounts credited to his Employer Matching Account.

7.5. Benefit Commencement Date. Except as otherwise provided in this Section or Section 10.6, the Accounts of a Participant who incurs a Termination of Employment shall be distributed in accordance with Section 7.6 as soon as practicable following the Participant’s Normal Retirement Date. Notwithstanding the preceding sentence, the following rules shall apply for purposes of determining the benefit commencement date for any Participant or Beneficiary:

(a)	Cash-Out of Small Amounts. If the vested portion of a Participant’s Accounts does not exceed $5,000, the Benefit Committee shall direct the Trustee to distribute such amount to the Participant (or to the Beneficiary, if appropriate) in a single sum without the consent of the Participant, but subject to Section 7.7(c). The remaining portion shall be treated as a Forfeiture. A distribution pursuant to this subsection shall be made as soon as administratively practicable following the Participant’s Termination of Employment.

(b)

Restrictions on Immediate Distribution. If the vested portion of a Participant’s Accounts exceeds $5,000, the Participant must consent to any distribution commencing prior to his Normal Retirement Date; provided, however, that consent under this subsection is not required to make distributions necessary to satisfy Code Sections 401(a)(9), 401(k)(3), 401(m), 402(g) or 415. In addition, participant consent under this subsection is not required with respect to any distribution of dividends to which Code Section 404(k) applies. In order for a distribution to commence prior to a Participant’s Normal Retirement Date, the Participant must elect such a distribution in the manner prescribed by the Benefit Committee. The Trustee shall forward a federally mandated tax notice to the Participant as described in Code Sections 411(a)(11) and 402(f). The Participant must then telephone the Trustee to request payment of his distribution no earlier than seven days and no later than 30 days after the date of his distribution election. If the Participant fails to do so within this prescribed time period, the distribution request shall be canceled. Distributions made pursuant to such Participant election shall be valued as of the date of distribution.

(c)	Commencement Date in Absence of Participant Direction. Subject to Section 10.6, unless a Participant elects otherwise (in the time and manner prescribed by the Benefit Committee), distribution of a Participant’s Accounts which are distributable in accordance with Sections 7.1 or 7.2 shall commence no later than the 60th day after the end of the Plan Year in which the latest of (i), (ii) or (iii) below occurs.

(i)	The Participant’s Normal Retirement Date;

(ii)	The date of the Participant’s Termination of Employment; or

(iii)	The 5th anniversary of his initial Plan participation.

(d)	Benefit Commencement Date of Beneficiary. If a Participant dies prior to the commencement of his benefits, and the vested portion of the Participant’s Accounts exceeds $5,000, benefits payable to his Spouse or other Beneficiary shall commence in accordance with the election of such Spouse or Beneficiary, pursuant to Section 7.6. Notwithstanding the foregoing, the commencement and duration of benefit payments to Spouses and other Beneficiaries shall be subject to the requirements of Code Section 401(a)(9), as described in Sections 7.9 and 7.10. In addition, no benefits shall be paid to any Spouse or other Beneficiary prior to the completion by the Benefit Committee of its determination of the status of such Spouse or other Beneficiary as a proper payee with respect to such Participant. If the Participant’s surviving Spouse dies prior to commencement of such benefits, the benefits payable to any contingent Beneficiary shall commence no later than December 31 of the calendar year following the calendar year in which such surviving Spouse’s date of death occurs. For purposes of this subsection, a Participant’s benefits shall be deemed to have commenced on the date the Participant requests payment of his distribution, in accordance with subsection (b).

(e)	Alternate Payee Commencement Date. Benefits payable to a former Spouse or other member or former member of the Participant’s family pursuant to a

Qualified Domestic Relations Order (as defined in Code Section 414(p)) will commence no sooner than the date the Benefit Committee or its delegate completes its determination that the order satisfies the requirements set forth in Code Section 414(p). If the value of the alternate payee’s distribution does not exceed $5,000, it shall be distributed in a single sum without the consent of the alternate payee as soon as practicable following the date referred to in the preceding sentence. If the value of the alternate payee’s distribution exceeds $5,000, then the commencement of benefits payable to the alternate payee shall be made at the time prescribed by the terms of the Qualified Domestic Relations Order, subject, however, to the rules set forth herein as applied to the applicable Participant. For such purpose, the alternate payee shall have the same payment options as are available to Participants.

(f)	Minimum Required Distribution Rules. The requirements of this subsection are intended to reflect the applicable rules of Code Section 401(a)(9) for pre-death distributions and shall take precedence over any inconsistent provisions of the Plan. The entire interest of a Participant must be distributed or begin to be distributed no later than the Participant’s “required beginning date.”

(1) Participants Who Are Not 5%-Owners. The provisions of this paragraph shall apply only to a Participant who was not a 5%-owner (as defined in Code Section 416(i)) at any time during the Plan Year in which the Participant attains age 70 1⁄2. The required beginning date is April 1 of the calendar year following the later of (i) the calendar year in which the Participant attains age 70 1⁄2 and (ii) subject to subsection (c) above, the calendar year in which contains the Participant’s Termination of Employment. Notwithstanding the preceding sentence, to the extent required by U.S. Treasury Regulations or other guidance of general applicability of the Internal Revenue Service, a Participant’s required beginning date shall be April 1 of the calendar year following the calendar year in which the Participant attains age 70 1⁄2, if the Participant so elects.

(2) 5%-Owners. The required beginning date of a Participant who is a 5%-owner (as described above) is April 1 of the calendar year following the calendar year in which the Participant attains age 70 1⁄2.

If the Participant’s benefit is to be distributed pursuant to this subsection in the form of installments, the following minimum distribution rules shall apply on or after the required beginning date:

(i)	If a Participant’s benefit is to be distributed over (A) a period not extending beyond the life expectancy of the Participant or the joint life expectancy of the Participant and Beneficiary or (B) a period not extending beyond the life expectancy of the Beneficiary, the amount required to be distributed for each calendar year must be at least equal the quotient obtained by dividing the Participant’s benefit by the applicable life expectancy.

(ii)	Life expectancy or joint life expectancy shall be calculated by use of the Uniform Lifetime Table contained in Treasury Regulation Section 1.401(a)(9)-9, Q&A 2, unless the Participant’s sole Beneficiary is his spouse and the spouse is more than ten years younger than the Participant, in which case the Joint and Last Survivor Table contained in Treasury Regulation Section 1.401(a)(9)-9, Q&A 3 shall be used. Except as provided in Section 7.9, life expectancy shall not be recalculated.

The hierarchy for distributions required to be made pursuant to this subsection (f) shall be the hierarchy applicable to installment distributions provided in Section 7.6(b). Notwithstanding anything in the Plan or this Section to the contrary, the provisions of the Plan shall be interpreted, construed and administered in a manner that complies with, and benefits shall be paid in accordance with the requirements of Code Section 401(a)(9) and the regulations thereunder, including the incidental death benefit rule set forth in Code Section 401(a)(9)(G), which are incorporated herein by reference and shall control over any provision of the Plan to the contrary.

The date on which distribution of a Participant’s Accounts to a Participant or Beneficiary commences under this Section 7.5 is his “Benefit Commencement Date.

7.6. Methods of Benefit Payment. Participants and, if applicable, Beneficiaries shall make elections regarding the methods of benefit payments in such manner and at such times as the Benefit Committee shall require. A Participant’s Accounts shall be distributed to him, or in the event of his death to his Beneficiary, in one of the following methods:

(a)	Single Sum Form of Payment. Unless an optional method of payment is elected by the Participant or his Beneficiaries in accordance with subsections (b) or (c) below, this is the normal form of benefit payment. The Participant’s Accounts will be distributed in a single sum, provided that if the Participant’s Accounts exceed $5,000, distribution thereof in a single sum may not be made prior to certain designated times without the Participant’s or Beneficiaries’ consent, if required pursuant to Section 7.5.

(b)	Optional Installment Form of Payment. If the Participant’s Accounts exceed $5,000, the Participant or his Beneficiaries, as applicable, may elect to have the Participant’s Accounts distributed in the form of substantially equal annual, semi-annual, quarterly or monthly installment payments. Such installment payments shall not be payable over a period of time in excess of the “maximum installment period” (as defined in Section 7.8). Installment distributions shall be deducted from the Participant’s Accounts in the following order (and shall be deducted on a pro rata basis from the investment funds to which amounts in such Accounts are allocated):

(i)	The portion of the Participant’s After-Tax Account attributable to after-tax contributions made under a predecessor plan prior to 1987.

(ii)	The remaining portion of the Participant’s After-Tax Account attributable to after-tax contributions made after 1986 (if any), and the portion of such account attributable to earnings, in the proportion prescribed by Code Section 72.

(iii)	Rollover Account.

(iv)	Profit Sharing Account.

(v)	Vested portion of Employer Matching Account and Employer Non-Matching Contribution Account.

(vi)	Before-Tax Account.

(c)	Partial Single Sum Form of Payment. A Participant or his Beneficiaries, as applicable, may elect to have less than 100% of the Participant’s Accounts paid in a single sum. The remainder of the Participant’s Accounts shall be paid in accordance with subsection (b) above. The hierarchy for distributions made pursuant to this subsection shall be the hierarchy applicable to installment distributions provided in subsection (b) above.

(d)	Application to Roth Rollover Accounts. A Roth Rollover Account may not be distributed in installments pursuant to subsection (b), and the balance in a Roth Rollover Account shall not be taken into account in determining whether the total balance in a Participant’s Accounts is at least $5,000 for purposes of subsection (b). A Participant may make a separate election to withdraw a portion of his Roth Rollover Account pursuant to subsection (c).

Benefits may be distributed in cash or, if applicable, in whole shares of Company Common Stock from the Baxalta Common Stock Fund, provided that property distributed in Company Common Stock may only be distributed if the requirements of Section 9.11 are satisfied. As part of the distribution election, a Participant or his Beneficiaries, as applicable, must indicate the amount, if any, of the balance in the Participant’s Accounts invested in the Baxalta Common Stock Fund that he wishes to receive in Company Common Stock.

Neither the Employers nor the Benefit Committee shall be obligated to consider the tax effects upon a Participant, Spouse, or other Beneficiary of receipt by that Participant or such Spouse or other Beneficiary of Plan benefits. It shall be the responsibility of Participants to consider the tax effects of the time and manner of benefit distribution and the disposition of distributions upon receipt by a Participant, Spouse, or other Beneficiary.

7.7. Direct Rollovers. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election hereunder, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(a)	Notice of Rights. Each distributee shall be provided with a notice as described in Code Section 402(f) of his or her rights under this subsection no less than 30 days (or such shorter period permitted by applicable U.S. Treasury regulations) and no more than 90 days before the commencement of an eligible rollover distribution to the distributee from the Plan. Written consent of the distributee to the distribution must not be made before the distributee receives the notice and must not be made more than 90 days before such commencement.

(b)	Definitions.

(i)	Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9); any amount that is distributed on account of a hardship under Section 8.1(d); and dividends paid on Company Common Stock that are deductible under Code Section 404(k). A portion of a distribution will not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code Section 408(a) or (b), or to a qualified defined contribution plan described in Code Section 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(ii)	Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), a qualified trust described in Code Section 401(a), an annuity contract described in Code Section 403(b), an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan, and a Roth IRA as defined in Code Section 408A. In the case of a distribution from a Roth Rollover Account, the term “eligible retirement plan” shall mean only a Roth IRA as defined in Code Section 408A, or a designated Roth account, as defined in Code Section 402A(b), under another plan.

(iii)	Distributee: A distributee includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving Spouse and the

Employee’s or former Employee’s divorced Spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the Spouse or former Spouse. Any Beneficiary who is a “designated beneficiary” for purposes of Code Section 401(a)(9) and the Regulations thereunder (or, to the extent provided in Regulations, that is a trust established for the benefit of one or more designated beneficiaries), shall also be a distributee; provided that in the case of a distributee who is not the Participant’s spouse or an alternate payee the term eligible retirement plan shall mean only an individual retirement account or an individual retirement annuity that is treated as an inherited account or annuity under Code Section 408(c)(3)(B).

(iv)	Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

(c)	Mandatory Rollovers. In the event the amount of an eligible rollover distribution payable to a distributee who is an Employee or former Employee (but not to a surviving Spouse or alternate payee) prior to the distributee’s Normal Retirement Date exceeds $1,000 but does not exceed $5,000, if the distributee does not elect to have such distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover or to receive the distribution directly, then the Plan will pay the distribution in a direct rollover to an eligible retirement plan that is an individual retirement account described in Code Section 408(a) designated by the Benefit Committee.

7.8. Maximum Installment Period. Except as expressly provided to the contrary in this Article VII, the period over which installment payments may be made with respect to any person shall be determined by the Participant. In no event will the period over which installment payments are made exceed a Participant’s Maximum Installment Period. A Participant’s “Maximum Installment Period” shall be determined pursuant to the following rules:

(a)	Life Expectancy Limitation. In no event shall installment payments be made over a period in excess of the life expectancy of the Participant or the life expectancy of the Participant and the Participant’s designated Beneficiary. The Benefit Committee shall not adjust installment payments to take into account changes in the life expectancy of a Participant or of his Spouse or Beneficiary.

(b)	Death after Commencement of Benefits. If distribution of a Participant’s benefits over a period (“Prior Payment Period”) not in excess of the period described in subsection (a) above has begun and the Participant dies before the entire balance in his Accounts has been distributed to him, the remaining portion shall be distributed over a period no longer than the remainder of the Prior Payment Period.

(c)	Death before Commencement of Benefits. If a Participant dies before the distribution of his benefits has begun, distribution of the entire balance in his

Accounts shall be made no later than December 31 of the calendar year which contains the fifth anniversary of the Participant’s death. However, such five-year limitation shall not apply in the case of any portion of the Accounts to be distributed to the Participant’s designated Beneficiary if such portion is distributed over the life of such designated Beneficiary or over a period not extending beyond the life expectancy of such Beneficiary and such distribution begins not later than December 31 of the calendar year following the calendar year which contains the date of the Participant’s death. Notwithstanding the foregoing, if the designated Beneficiary is the Participant’s surviving Spouse, the date on which distribution must begin as provided in the preceding sentence shall not be earlier than December 31 of the calendar year in which the Participant would have attained age 70 1⁄2, had he survived. If the Participant’s surviving Spouse dies before distribution begins, this subsection shall be applied as if the surviving Spouse were the Participant except that the provisions applicable to the surviving Spouse of a Participant shall not be applicable to a spouse of the Participant’s surviving Spouse.

For purposes of this Section, a Participant’s “Designated Beneficiary” means the Participant’s Beneficiary determined in accordance with Section 7.10.

7.9. Minimum Rate of Installment Payments. Except as expressly provided to the contrary in this Article VII, a Participant who has selected an installment method of payment may select the rate at which his benefits are paid, provided the rate or amount of such installment payments satisfies all of the following rules, to be applied in a uniform and nondiscriminatory manner:

(a)	Dollar Limitation. The Benefit Committee may establish a minimum dollar amount for any installment payment.

(b)	Frequency of Payment. Installments may be paid monthly, quarterly, semi-annually or annually.

(c)	Equal Payments. Installments must be payable in substantially equal amounts, provided that the Benefit Committee may adjust such amounts annually or more frequently to reflect earnings, losses or other adjustments to the Participant’s Accounts.

(d)	Rate of Payment Under Code Section 401(a)(9). Notwithstanding the provisions of Section 7.9 or any other provisions of this Section, the frequency, timing and rate at which installment payments are made to a Participant shall comply with the minimum rate of payment requirements of Code Section 401(a)(9). Solely for purposes of such redetermination, the life expectancy of the Participant and his Spouse or Beneficiary may be adjusted as of such Plan Year end. The Benefit Committee shall redetermine the amount of such installment as of each subsequent Plan Year to assure continued compliance with such requirements but no further adjustments shall be made to reflect further changes in such life expectancies.

(e)	Death after Commencement of Benefits. If distribution of a Participant’s benefits has begun and the Participant dies before the entire balance in his Accounts has been distributed to him, the remaining portion shall be distributed at least as rapidly as under the method of distribution being used as of the date of the Participant’s death.

(f)	Death before Commencement of Benefits. If a Participant dies before the distribution of his benefits is required to begin pursuant to Code Section 401(a)(9), regardless of whether distribution has actually begun, distribution of the entire balance in his Accounts shall be made over the period specified in Section 7.9(d) and shall be payable in an amount and at a rate of payment which complies with the requirements of Code Section 401(a)(9). The Benefit Committee may redetermine the amount of such payments from time to time to assure continued compliance with such requirements.

7.10. Surviving Spouse or Designated Beneficiaries. Except as provided in this Section, a Participant’s Spouse shall be his designated Beneficiary and any benefits remaining to be paid hereunder following a Participant’s death shall be distributed to the Participant’s surviving Spouse, if any. Except as provided below, any such benefits which remain to be paid following the death of the Participant’s surviving Spouse shall be paid to the estate of the Participant’s surviving Spouse. If there is no surviving Spouse or if the surviving Spouse of such Participant consents in the manner described below, the benefits remaining to be paid shall be distributed to the Participant’s designated Beneficiary or Beneficiaries. A Beneficiary designation must be completed and filed with the Benefit Committee during the Participant’s lifetime. A Beneficiary designation properly completed and filed with the Benefit Committee will cancel all such designations dated earlier. A Participant may designate contingent or successive Beneficiaries and may name natural persons, legal persons or entities, trusts, estates, trustees or legal representatives as the Beneficiaries. If a married Participant designates a Beneficiary or contingent Beneficiary other than his Spouse and the estate of such Spouse, the Participant’s Spouse must consent in writing to such designation and such consent must be witnessed by a notary public or Plan representative. If the Spouse does not so consent, then such Beneficiary designation shall not be effective unless the Spouse dies before the Participant unless following the death of the Participant his surviving Spouse disclaims all rights to the Participant’s benefits. Notwithstanding the foregoing, unless a Participant who is a Transferred Employee described in Section 3.1(a) makes a new Beneficiary election in accordance with this Section, a Beneficiary election in effect for the Participant under the Prior Plan immediately prior to the date such Participant transfers to employment with the Company (in accordance with the Prior Plan’s records as provided to the Company by the Predecessor Employer) shall be effective under the Plan.

If the Participant dies leaving no surviving Spouse and either (a) the Participant failed to file a valid beneficiary designation form, or (b) all persons designated on the beneficiary designation form have predeceased the Participant, the Participant’s benefit shall be paid to the Participant’s estate.

7.11. Missing Beneficiaries of Deceased or Missing Participants. Subject to all applicable laws relating to unclaimed property, if the Trustee mails by registered or certified mail, postage prepaid, to the last known address of a Participant or Beneficiary, a notification that he is entitled to a Plan distribution, and if the notification is returned by the United States Postal Service as being undeliverable because the addressee cannot be located at the address indicated, and if the Trustee has no knowledge of such Participant’s or Beneficiary’s whereabouts for three years after the date the notification was mailed (or if for three years after the date the notification was mailed to the Participant or Beneficiary he does not respond by informing the Trustee of his or her whereabouts), then, subject to the applicable state laws concerning escheat, the aggregate amount of such Participant’s Accounts shall be treated as a Forfeiture and used to reduce Employer Non-Matching Contributions, subject to the following:

(a)	Restoration of Forfeiture. If following a Forfeiture under this Section 7.11, the Participant or Beneficiary is located, the Forfeiture (unadjusted for subsequent earnings or losses), shall be restored by crediting such amount to the appropriate Accounts of the Participant as of the next Accounting Date.

(b)	Source of Restoration. The amounts necessary to restore the Forfeiture in accordance with (a) above shall be allocated for such purpose from Forfeitures not yet applied towards Employer Non-Matching Contributions and if Forfeitures are not sufficient then from an initial allocation of Employer Non-Matching Contributions to the extent necessary to satisfy such restoration, which special allocation shall reduce the amounts available for allocation to all other Participants in accordance with Section 6.10 as of the relevant Accounting Date. In lieu of such method of restoring the Forfeiture, the Participant’s Employer may make a special contribution which shall be allocated solely for purposes of such restoration.

Participants and Beneficiaries are required to maintain current post office addresses on file with the Benefit Committee.

7.12. Incapacitated Participants or Beneficiaries. If a Participant or Beneficiary is incompetent or a minor, and a conservator, guardian, or other person legally charged with his care has been appointed, any benefits to which such Participant or Beneficiary is entitled shall be payable to such conservator, guardian, or other person legally charged with his care. The decision of the Benefit Committee in such matters shall be final, binding, and conclusive upon all affected or interested parties. Neither the Plan nor any representative of the Plan has any duty to see to the proper application of such payments.

7.13. Reemployment after Distributions Commence. If a Participant has elected an installment form of distribution, all such payments shall cease if the Participant is rehired as an Eligible Employee. The portion of the Accounts not distributed shall remain in such Participant’s Accounts.

7.14. Erroneous Payments. All benefits under the Plan shall be paid to the Participant, Spouse or Beneficiary entitled thereto (“Payee”) in cash and/or in Company Common Stock, provided that if any such payment shall be made in error or in excess of the amount due, the Payee shall be required to return any such payment or excessive portion of any payment upon request of the Benefit Committee.

7.15. Finality of Distributions. Payments made in accordance with this Article shall discharge all liabilities for such payments under the Plan.

ARTICLE VIII

WITHDRAWALS AND LOANS

8.1. Withdrawals. Except as provided in an applicable supplement or appendix to this Plan, Accounts of Participants who have not ceased to be Employees may be withdrawn in accordance with the following rules:

(a)	After-Tax/Rollover Contributions. A Participant may elect to withdraw all or a portion of the total value (determined as of the date described below) of his After-Tax Account and/or Rollover Account including earnings thereon.

(b)	Employer Matching, Employer Non-Matching Contribution and Profit Sharing Account Withdrawals. A Participant who has completed five or more years of participation may elect to withdraw all or a portion of the total value (determined as of the date described below) of (i) the portion of his Employer Matching Account that represents matching contributions made under the Prior Plan for plan years prior to 2008 and the earnings thereon, (ii) his Profit Sharing Account, if any, and (iii) his Employer Non-Matching Contribution Account if such Account is fully Vested. The amount to be withdrawn is satisfied by reducing the value determined for each such Account by the amount requested to be withdrawn by the Participant, without regard to any distinction between contributions and earnings.

(c)	Withdrawals after Age 59 1⁄2. Except as otherwise provided in an applicable supplement or appendix to this Plan, a Participant who has attained age 59 1⁄2 and who is fully vested may elect to withdraw all or a portion of the value (determined as of the date described below) of the Vested portion of his Accounts. Only one withdrawal per calendar year may be made pursuant to this subsection.

(d)	Hardship Withdrawal. A Participant who has withdrawn all amounts permitted to be withdrawn under subsections (a), (b) and (c) above and who has established hardship (as described below) may elect to withdraw a specified dollar amount from the Accounts listed in subsection (g) (and no other Accounts) (up to the total amounts described therein). Such withdrawals shall be subject to the following:

(i)

Immediate and Heavy Financial Need. A withdrawal shall be deemed to be made on account of a hardship only if it is made on account of an immediate and heavy financial need of the Participant and is necessary to satisfy such financial need. A Participant will be considered to have an immediate and heavy financial need if and only if the withdrawal is necessary for one of the circumstances described below:

(A)	Expenses for medical care described in Code Section 213(d) incurred by the Participant, the Participant’s Spouse, or any dependents of the Participant;

(B)	The purchase of a principal residence of the Participant (excluding mortgage payments);

(C)	Payment of tuition, room and board, and related educational fees for the next 12 months of post-secondary education for the Participant, or his Spouse, children, or dependents;

(D)	The need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(E)	Payment of burial or funeral expenses for the Participant’s parent, spouse, children or dependents;

(F)	Payment of expenses for the repair of damage to the Participant’s principal residence that would be deductible as a casualty loss under Code Section 165 (without regarding to whether the loss exceeds 10% of the Participant’s adjusted gross income); and

(G)	Such other reasons as the Commissioner of Internal Revenue may prescribe.

The amount of an immediate and heavy financial need may include any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal.

For purposes of this Section, a Participant’s dependents shall be those persons who would qualify as dependents under Code Section 152, without regard to whether a qualifying relative has gross income in excess of the amount permitted by Section 152(d)(1)(B), or, for purposes of subparagraphs (i)(A) and (i)(C), whether the Participant is himself treated as a dependent of another person (as provided in Section 152(b)(1)) or whether any person who would otherwise be a dependent files a joint return (as provided in Section 152(b)(2)). To the extent provided in Regulations or other guidance issued by the Internal Revenue Service pursuant to Section 826 of the Pension Protection Act of 2006, the Plan Administrator may permit a Participant’s Beneficiary to be treated as a dependent solely for purposes of this Section 8.1(d)(i).

(ii)

Withdrawal Limited to Need. A withdrawal shall be treated as necessary to satisfy an immediate and heavy financial need if and only if the withdrawal does not exceed the amount of such need, and the Participant has first obtained all distributions and withdrawals, other than hardship withdrawals, and all nontaxable loans currently available under all plans maintained by the Employers and Commonly Controlled Entities of the Employers. If the Participant requests a hardship withdrawal pursuant to this Section 8.1(d) and is eligible to make an election to receive cash dividends pursuant to Section 6 of Supplement No. 1 of the Plan, then the Participant must elect to have paid to him or her all cash dividends that are currently available to him or her under the ESOP portion of the Plan by reason of the dividend election provisions described in Section 6 of Supplement No. 1 of the Plan.

(iii)	Impact of Withdrawal on Future Participation. Upon receiving a hardship withdrawal, a Participant shall be precluded from making any further Pay Deferral Contributions and from having further Employer Matching Contributions made on his behalf under the Plan or any other plan of deferred compensation maintained by his Employer or any Commonly Controlled Entity until the beginning of the first pay period coincident with or next following the end of a period of 6 months commencing with the date of such withdrawal. The Participant’s Pay Deferral Contributions shall recommence at the same rate (unless the Participant elects otherwise), or, in the case of a Participant described in Section 5.1(b), at the rate that would be in effect at the end of the six month period if the Pay Deferral Contributions had not been suspended. The denial of a Participant’s request for a hardship withdrawal shall be treated as a denial of a claim for a benefit under the Plan, and shall thus be subject to the claim and review procedures set forth under Section 9.10.

(e)	Withdrawals During Active Military Service. A Participant who is on active duty in the armed forces of the United States for a period of 30 days or more shall be permitted to withdraw the balance in his or her Accounts in the same manner as if his or her employment had terminated, regardless of whether the Participant is still otherwise treated as an Employee. A Participant who receives a withdrawal under this subsection (e) is ineligible to make Pay Deferral Contributions under Section 5.1 for a period of six months commencing on the first Entry Date following the date on which the Accounts are valued under this subsection for purposes of such withdrawal. Such Participant’s Pay Deferral Contributions shall recommence at the same rate (unless the Participant elects otherwise) on the sixth Entry Date following the Entry Date on which such Contributions were suspended.

(f)	Requesting Withdrawals. A Participant may request a withdrawal in the manner prescribed by the Benefit Committee. Upon receipt and approval of a withdrawal request, the Trustee shall mail a federally mandated tax information notice to the Participant. To receive payment of a withdrawal, the Participant must telephone the Trustee (in the manner prescribed by the Benefit Committee) no earlier than seven days and no later than 30 days after the day he requested the withdrawal. If the Participant fails to telephone the Trustee within this period, the withdrawal request shall be canceled.

(g)	Hierarchy. Hardship withdrawals shall be deducted from the Participant’s Accounts in the following order (and shall be deducted on a pro rata basis from the investment funds to which amounts in such Accounts are allocated), or in such other order as the Plan Administrator may provide:

(i)	The portion of the Participant’s After-Tax Account attributable to after-tax contributions made under a predecessor plan prior to 1987.

(ii)	The remaining portion of the Participant’s After-Tax Account and the portion of such account attributable to earnings, in the proportion prescribed by Code Section 72.

(iii)	Rollover Account.

(iv)	Profit Sharing Account.

(v)	The portion of the Participant’s Employer Matching Account attributable to matching contributions made to the Prior Plan for plan years prior to 2008.

(vi)	The remaining vested portion of the Participant’s Employer Non-Matching Account.

(vii)	A portion of the Participant’s Before-Tax Account (but in no event more than the total balance in such Account) equal to the balance of the before-tax account under the Prior Plan on December 31, 1988, plus all Pay Deferral Contributions made after such date, minus all prior hardship withdrawals charged to the Before-Tax Account.

(h)	Frequency. Except for hardship withdrawals made pursuant to subsection (d) hereof and the limitation in subsection (c) above, only one withdrawal may be made per calendar month pursuant to this Section.

After a withdrawal in accordance with this Section, amounts remaining in the Participant’s Accounts, if any, shall continue to be held, invested and adjusted in accordance with the Plan and Trust Agreement until such amounts are subsequently withdrawn or otherwise distributable in accordance with Article VII. Withdrawals under this Section shall ordinarily be based on a valuation of the applicable Accounts as of the Accounting Date immediately preceding the date on which such request is processed and/or approved by the Trustee or Benefit Committee. Actual distribution of amounts withdrawn shall ordinarily occur as soon as practicable after the request is processed.

8.2. Loans to Participants. Except as provided in an applicable supplement or appendix to this Plan, loans shall be extended to Participants who are Employees of participating Employers (other than any Participant located outside of the United States who, at the time the loan is made, is not receiving regular payments of compensation under a United States payroll system), subject to the following rules:

(a)	Authority. The Benefit Committee, upon request by a Participant in the manner described in subsection (n) below, shall direct the Trustee to make a loan from the Trust Fund to a Participant.

(b)	Loan Documents. Each loan shall be evidenced by a written promissory note providing for repayment and interest. As described in subsection (n) below, the promissory note shall consist of a loan agreement, to which the Participant shall indicate his agreement by endorsing the loan check. The Benefit Committee shall make appropriate arrangements with the Trustee regarding the custody of such notes.

(c)	Applicability. The Benefit Committee shall exercise its authority under this Section in a manner which makes loans available to all eligible Plan Participants on a reasonably equivalent basis. Loans shall also be made available to any other person who has an account balance under the Plan if the person is a “party in interest” with respect to the Plan, as defined in section 3(14) of ERISA (each such person referred to in this Section as a “Participant”).

(d)	Frequency and Number. The Benefit Committee may establish conditions on the frequency and number of loans to Participants. As of the Effective Date, no Participant may have more than two loans outstanding at any given time.

(e)	Term of Loan. The term of the loan will be for a period of time not exceeding five years. Notwithstanding the foregoing, the term of the loan may be for a period of up to ten years if the loan is used to acquire any dwelling unit which within a reasonable time is to be used as a principal residence of the Participant in accordance with Code Section 72(p)(2). The Benefit Committee shall be entitled to rely on any representation made by a Participant with regard to the purpose for which a loan is requested.

(f)	Minimum Loan. From time to time the Benefit Committee may establish a minimum loan amount, provided that such limitation shall not exceed $1,000. As of the Effective Date the minimum loan amount is $500.

(g)	Maximum Loan. The principal amount of the loan may not exceed the lesser of:

(i)	$50,000, provided that such dollar limit shall be reduced by the highest outstanding balance of loans to the Participant from the Plan and any other “qualified employer plan” (as defined in Code Section 72(p)(4)) maintained by the Employer or any Commonly Controlled Entity of the Employer at any time in the prior 12 consecutive month period; or

(ii)	50% of the sum of the Participant’s vested Accounts under this Plan, provided that such percentage limit shall be reduced by the percentage of such Participant’s Accounts which is then invested in any other loans.

The limitations of subparagraphs (i) and (ii) above shall be applied as of the Accounting Date immediately preceding or coincident with the day the loan is requested pursuant to the procedures specified in subsection (n) below; provided, however, that the Participant’s vested Accounts as of such request date shall be reduced by the amount of any withdrawals made to such Participant between the date of the loan request and the date such loan is processed by the Trustee.

(h)	Interest Rate. The interest rate charged to Participants for loans under this Section shall be determined by the Benefit Committee from time to time. The rate selected by the Benefit Committee for this purpose shall be a rate which the Benefit Committee determines is within the range of prevailing rates which would be charged by commercial lenders for loans of a similar type. For this purpose the Benefit Committee may rely on such evidence as it may deem reliable concerning such prevailing rates and all decisions of the Benefit Committee regarding such rates shall be conclusive.

(i)	Security. Loans shall be secured by all of the balances in the Participant’s Accounts, together with such additional collateral as the Benefit Committee may require either at the time of the loan or from time to time thereafter. In determining the adequacy of such security, the Benefit Committee shall not consider any non-vested portion of the Participant’s Accounts and a Participant’s vested Accounts shall not be considered adequate security unless immediately prior to disbursement of the loan the vested portions of the Participant’s Accounts (as of the most recent Accounting Date) have an aggregate value equal to at least twice the sum of the face amount of such loan and the then outstanding balances of all prior loans to such Participant.

(j)	Loan Fees. An application fee shall be charged against the Participant’s Account for each loan that is approved. The amount of such fee shall be established by the Benefit Committee from time to time. As of the Effective Date, such fee is $50.

(k)	Repayment Terms. All Plan loans shall be repaid under a written repayment schedule by payroll deduction and shall be evidenced by a written promissory note payable to the Trustee. If a Participant with an outstanding loan incurs a Termination of Employment thereby making payroll deductions impossible, such Participant must repay the entire outstanding balance of the loan upon the earlier of (i) the expiration of the term of the loan, taking into account any acceleration provided for in the loan documents, and (ii) the last day of the quarter following the first quarter in which a payment is missed. In no event shall principal and interest payments be less frequent than quarterly on a level amortization basis in substantially nonincreasing installments. Loans may be prepaid in full at any time. Loan repayments under this Plan may be suspended with respect to a Participant in military service to the extent required by USERRA and in accordance with Code Section 414(u)(4).

(l)	Distribution Prior to Loan Repayment. Notwithstanding any other provision of the Plan, any distribution under this Plan to or on behalf of a Participant to whom one or more loans are then outstanding shall first be applied by the Trustee to reduce the outstanding balances of such loans. For this purpose loan reductions shall first be applied to satisfy any loan installments in default. Payments shall be applied to loans which are not in default pro rata.

(m)	Events of Default. In the event of a default in payment of either principal or interest that is due under the terms of any loan, the Plan Administrator may declare the full amount of the loan due and payable and may take whatever action may be lawful to remedy the default. With respect to a Participant who terminates employment, default will be deemed to have occurred if any loan is not paid in full within 90 days following his Termination of Employment, as described in subsection (k) above. With respect to a Participant who is an Employee on an unpaid leave of absence, default will be deemed to have occurred if any payment is not made within one year following the due date for any payment of principal and/or interest for which no payment is made by the Participant. The Trustee may offset amounts owed by the Participant against Plan benefits owed to him or her without being in violation of Section 11.2.

(n)	Requesting and Processing Loans. A Participant may request a loan in the manner prescribed by the Benefit Committee, and the Benefit Committee shall determine the form of documentation required for each loan.

(o)	Hierarchy. Loan amounts shall be deducted from the Participant’s Accounts in the following order (and shall be deducted on a pro rata basis from the investment funds to which amounts in such Accounts are allocated), or in such other order as the Plan Administrator may provide:

(i)	Profit Sharing Account.

(ii)	Employer Matching Account.

(iii)	Vested portion of Employer Non-Matching Contribution Account.

(iv)	Rollover Account.

(v)	Roth Rollover Account.

(vi)	Before-Tax Account.

(vii)	After-Tax Account.

Repayments of loan principal will be credited to the Participant’s Accounts in the same order as above. Repayments of interest will be credited on a pro rata basis to the Accounts from which the loan was deducted. All loan repayments will be allocated to investment funds in accordance with the Participant’s existing investment elections for the applicable Accounts.

8.3. No Representation Regarding Tax Effect of Withdrawals or Loans. Neither the Employers, the Benefit Committee, the Trustee nor any other Plan representative shall be construed as representing the tax effects of any withdrawals or loans made in accordance with this Article. It shall be the responsibility of Participants requesting withdrawals or loans to consider the tax effects of such withdrawals or loans.

ARTICLE IX

BENEFIT COMMITTEE

9.1. Membership of Benefit Committee. The Benefit Committee, consisting of at least three persons, shall be appointed by the Compensation Committee of the Board of Directors or its delegate. The Secretary of the Company shall certify to the Trustee from time to time the appointment to (and termination from) office of each member of the Benefit Committee and the person, if any, who is selected as secretary of the Benefit Committee. The appointment of a member of the Committee and acceptance of such appointment by any person constitutes an agreement by and between the Company and such Committee member that the member, acting in concert with the other Committee members, shall have and will exercise the powers and duties described herein, including the power and duty to interpret this Plan and determine the benefits to which Participants are entitled hereunder. Notwithstanding the foregoing, from the period beginning on and after the Effective Date through the Spin-Off Date, the Benefit Committee shall consist of the administrative committee of the Predecessor Employer under the Prior Plan with general responsibility for administering the Plan and the investment committee of the Predecessor Employer under the Prior Plan with responsibility for directing the investment of the Trust Fund.

9.2. Administrative Powers and Duties. The Benefit Committee shall have such powers and duties necessary to discharge its duties hereunder, including, but not limited to, the following:

(a)	Within its complete and unfettered discretion to construe and interpret the terms of the Plan and Trust Agreement provisions and to resolve all questions arising under the Plan including questions of Plan participation, eligibility for benefits and the rights of Employees, Participants, Beneficiaries and other persons to benefits under the Plan and to determine the amount, manner and time of payment of any benefits hereunder;

(b)	To prescribe procedures, rules and regulations to be followed by Employees, Participants, Beneficiaries and other persons or to be otherwise utilized in the efficient administration of the Plan consistent with the Trust;

(c)	To make determinations as to the rights of Employees, Participants, Beneficiaries and other persons to benefits under the Plan and to afford any Participant or Beneficiary dissatisfied with such determination with rights pursuant to a claims procedure adopted by the Benefit Committee;

(d)	To settle or compromise claims against the Plan by Participants, Beneficiaries and other persons;

(e)	To enforce the Plan in accordance with the terms of the Plan and the Trust and to enforce its procedures, rules and regulations;

(f)	To be responsible for the preparation and maintenance of records necessary to determine the rights and benefits of Employees, Participants and Beneficiaries or other persons under the Plan and the Trust and to request and receive from the Employers such information necessary to prepare such records;

(g)	To prepare and distribute in such manner as it deems appropriate and to prepare and file with appropriate government agencies information, disclosures, descriptions and reporting documents regarding the Plan, and in the preparation and review of such reports the Benefit Committee is entitled to rely upon information supplied to it by the Employees, accountants, counsel, actuaries, the Investment Managers and any insurance institutions described in the Trust Agreement;

(h)	To appoint or employ individuals to assist in the administration of the Plan and other agents (corporate or individual) that the Benefit Committee deems advisable, including legal counsel and such clerical, medical, accounting, auditing, actuarial and other services as the Benefit Committee may require in carrying out the provisions of the Plan. However, no agent except an Investment Manager or fiduciary named in the Plan shall be appointed or employed in a position that would require or permit him or her: (i) to exercise discretionary authority or control over the acquisition, disposition or management of Trust assets; (ii) to render investment advice for a fee; or (iii) to exercise discretionary authority or responsibility for Plan administration;

(i)	To cause to be prepared and to cause to be distributed, in such manner as the Benefit Committee determines to be appropriate, information explaining the Plan and Trust;

(j)	To furnish to the Employers upon request such annual or other reports with respect to the administration of the Plan as are reasonable and appropriate;

(k)	To receive, review and keep on file (as it deems convenient or proper) reports of the financial condition, receipts and disbursements, and assets of the Trust;

(l)	To determine the method by which all notices and other documents required or permitted to be given to a Participant, Beneficiary or other person under the Plan or any applicable law shall be given, and the method by which Participants and Beneficiaries may exercise any elections permitted by the Plan, which methods may include the use of e-mail, interactive internet sites, voice response systems, and other electronic media to the extent permitted by applicable regulations;

(m)	To amend the Plan to the extent provided in Section 10.1(d); and

(n)	To discharge all other duties set forth in the Plan.

Except as otherwise specifically provided herein, the Benefit Committee has no power to add to, subtract from or modify any of the terms of the Plan, nor to change or add to any benefits provided by the Plan, nor to waive or fail to apply any requirements of eligibility for benefits under the Plan; provided, however, that nothing contained herein shall be construed to limit the Benefit Committee’s authority to interpret and construe the Plan. Procedures and policies adopted by the Benefit Committee may be inconsistent with any provision of the Plan that is ministerial or administrative in nature, and shall be deemed an amendment to the Plan to the extent of the inconsistency. The authority of the Benefit Committee may also be exercised in routine matters by the Corporate Vice President-Human Resources of the Company or persons acting under her authority, and any action taken by any such person within the apparent scope of his authority shall be presumed authorized and binding on all Participants, subject to the review of the Benefit Committee.

9.3. Investment Powers and Duties. The Benefit Committee shall have such powers necessary to discharge its duties hereunder, including, but not limited to, the following:

(a)	To establish and from time to time revise the investment policy of the Plan, to communicate and consult with the Company and the Trustee and any Investment Manager or insurance institution regarding the investment policy applicable to the Plan as a whole or to any individual investment fund;

(b)	To supervise the performance by the Trustee and any Investment Manager or insurance institution regarding their responsibilities under the Plan and Trust. The Benefit Committee shall review and analyze performance information supplied by the Trustee and the Investment Managers or insurance institutions to the Benefit Committee and/or any such performance information obtained independently by the Benefit Committee and shall report the results of such analysis to the Board of Directors or its delegate from time to time in such form and with such degree of frequency as the Benefit Committee shall determine proper. Such responsibilities of the Benefit Committee with respect to supervision, review and analysis shall be performed no less frequently than once each Plan Year and shall ordinarily not be required more frequently than once each calendar quarter. The Trustee, Investment Managers and insurance institutions have been allocated the responsibility for day-to-day investment management of the Plan and Trust and the responsibilities of the Benefit Committee hereunder are not intended to relieve the Trustee, Investment Managers or insurance institutions of such on-going investment management responsibilities;

(c)	To instruct the Trustee, the Investment Managers and insurance institutions with respect to the proper application of contributions made under the Plan;

(d)	To determine the proper allocation of investment responsibilities with respect to the assets of the Plan between the Trustee and any Investment Manager or insurance institution acting hereunder or under the terms of the Trust and to allocate fiduciary responsibilities among these parties;

(e)	To the extent not provided to the contrary in the Trust Agreement, to appoint the Trustee and any Investment Managers or insurance institutions, to direct the establishment of any investment fund and to remove the Trustee and any Investment Managers or insurance institutions or appoint additional Trustees, Investment Managers or insurance institutions;

(f)	To review any accounts submitted by the Trustee and any Investment Managers or insurance institutions and to report to the Board of Directors or its delegate with respect to any such accounts;

(g)	Following the Benefit Committee’s determination of the benefit rights of any Participant or Beneficiary, to aggregate information concerning such benefits and authorize and direct the Trustee with respect to the commencement, modification or cessation of such benefit payments;

(h)	To supervise the performance of fiduciary responsibilities by others including the Trustee and any Investment Managers;

(i)	To appoint and utilize the services of administrative staff employees of the Company and the other Employers for the performance of duties delegated to the Benefit Committee hereunder and to rely upon information received from such staff employees; provided that in both cases the Benefit Committee reasonably believes the performance of such services and the preparation of such information is within the competence of such staff employees;

(j)	To furnish to the Employers, upon reasonable request, such annual or other reports as the Employers deem necessary regarding the administration of the Plan; and

(k)	To employ reputable agents (who may also be Employees) and to delegate to them any of the administrative powers or duties imposed upon the Benefit Committee or the Employers.

9.4. Conflicts of Interest. No member of the Benefit Committee shall participate in any action on matters involving solely such member’s rights or benefits as a Participant under the Plan.

9.5. Compensation; Reimbursement. No member of the Benefit Committee shall receive compensation for his services, but the Employers shall reimburse him for any necessary expenses incurred in the discharge of his duties.

9.6. Standard of Care. The Benefit Committee shall perform its duties under this Plan in accordance with the terms of this document and the Trust Agreement solely in the interest of the Participants and for the exclusive purposes of providing retirement benefits to Participants and defraying the reasonable expenses of Plan administration and operation. The Benefit Committee shall also perform its duties under this Plan with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man, acting in a like capacity and familiar with such matters, would use in the conduct of an enterprise of a like character and with like aims.

9.7. Action by the Benefit Committee. Action by the Benefit Committee is subject to the following special rules:

(a)	The Committee may act by meeting or by document signed without meeting and documents may be signed through the use of a single document or concurrent documents.

(b)	The Committee shall act by a majority, and such action shall be as effective as if such action had been taken by all Committee members, provided that by majority action one or more Committee members or other persons may be authorized to act with respect to particular matters on behalf of all Committee members.

(c)	The Committee may, but is not required to, select a secretary, who may but need not be a Committee member, and the certificate of such secretary that the Committee has taken or authorized any action shall be conclusive in favor of any person relying upon such certificate.

(d)	The Committee may act through agents or other delegates and may retain legal counsel, auditors or other specialists (who may also be Employees) to aid in the Committee’s performance of its responsibilities.

(e)	The Committee may adopt, and modify from time to time, written operating procedures specifying the manner in which its duties will be performed, which operating procedures, to the extent not inconsistent with the Plan, shall be deemed a part of the Plan.

9.8. Resignation or Removal of Committee Member. Any person serving as a Benefit Committee member may resign from such Committee at any time by written notice to the Board of Directors or its delegate or may be removed by the Board of Directors or its delegate at any time by written notice to such member. The Company shall fill any vacancy in the membership of the Benefit Committee as soon as practicable. Until any such vacancy is filled, the remaining members of the Benefit Committee may exercise all of the powers, rights and duties conferred on such Committee.

9.9. Uniform Application of Rules by Benefit Committee. The Benefit Committee shall apply all rules, regulations, procedures and decisions uniformly and consistently to all Employees and Participants similarly situated, as determined by the Benefit Committee. Any ruling, regulation, procedure or decision of the Benefit Committee which is not inconsistent with the provisions of the Plan or the Trust shall be conclusive and binding upon all persons affected by it. There shall be no appeal of any ruling by the Benefit Committee which is within its authority, except as provided in Section 9.10 below. When making a determination or a calculation, the Benefit Committee is entitled to rely on information supplied by the Employer, Trustee, Investment Managers, insurance institutions, accountants and other professionals including legal counsel for the Company.

9.10. Claims Procedure. Each person entitled to benefits under the Plan (the “Applicant”) must submit a written claim for benefits to the Benefit Committee. If a claim for benefits by the Applicant is denied, in whole or in part, the Benefit Committee shall furnish the

Applicant within 90 days after receipt of such claim (or within 180 days after receipt if special circumstances require an extension of time and written notice of the extension is given to the Applicant before the commencement of the extension) a written notice which specifies the reason for the denial, refers to the pertinent provisions of the Plan on which the denial is based, describes any additional material or information necessary for properly completing the claim and explains why such material or information is necessary, and explains the claim review procedures of this Section 9.10. Such notice will further describe that the Applicant has a right to bring a civil action under Section 502 of ERISA if his claim is denied after an appeal and review. Any Applicant whose claim is denied under the provisions described above may request a review of the denied claim by written request to the Benefit Committee within 60 days after receiving notice of the denial. In connection with such request, the Applicant or his authorized representative may review pertinent documents, submit issues and comments in writing. If such a request is made, the Benefit Committee shall make a full and fair review of the denial of the claim and shall make a decision not later than 60 days after receipt of the request, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case a decision shall be made as soon as possible but not later than 120 days after receipt of the request for review, and written notice of the extension shall be given to the Applicant before the commencement of the extension. The decision on review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based. Such notice will further describe that the Applicant has a right to bring a civil action under Section 502 of ERISA if his claim is denied after an appeal and review. No person entitled to benefits under the Plan shall have any right to seek review of a denial of benefits, or to bring any action to enforce a claim for benefits, in any court prior to his filing a claim for benefits and exhausting all of his rights under this Section 9.10, or more than 180 days after receiving the decision on review of his claim. Although not required to do so, an Applicant may choose to state the reason or reasons he believes he is entitled to benefits, and may choose to submit written evidence, during the initial claim process or review of claim denial process. However, failure to state any such reason or submit such evidence during the initial claim process or review of claim denial process, or by written notice to the Benefit Committee within 60 days of the date of the decision on the review of the claim denial, shall permanently bar the Applicant, and his successors in interest, from raising such reason or submitting such evidence in any forum at any later date. An Applicant whose claim is denied initially or on review is entitled to receive, on request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such claim for benefits.

9.11. Investments in Company Common Stock. The Benefit Committee, or an Investment Manager selected by the Benefit Committee, is responsible for directing the Trustee with respect to investments of Plan assets in Company Common Stock. In connection with such investments, the Benefit Committee (or such Investment Manager) has the authority to cause the Trustee to exercise or sell in the open market any options, rights or warrants which entitle the Plan to subscribe to or purchase shares of Company Common Stock. Notwithstanding the foregoing, all certificates for shares of Company Common Stock held on behalf of the Plan shall be in the custody of the Trustee and shall be held in the name of the Trustee or a nominee of the Trustee. Prior to any distribution of Plan assets in the form of Company Common Stock pursuant to Section 10.6 or any other provision of the Plan, the Benefit Committee shall cause such Common Stock held by the Trust, to the extent not registered under the Securities Act of 1933, to be registered to the extent required under said Act.

ARTICLE X

AMENDMENT, TERMINATION OR PLAN MERGER

10.1. Amendments.

(a)	Power to Amend. The Company will have the right at any time to amend in whole or in part any or all of the provisions of the Plan except as expressly set forth below:

(i)	no amendment will increase the duties or liabilities of the Trustee without its written consent;

(ii)	no amendment will have the effect of vesting in any Employer any interest in any funds, securities or other property subject to the terms of the Plan and Trust, except as permitted by Section 9.10;

(iii)	no amendment will authorize or permit at any time any part of the corpus or income of the Trust Fund to be used for or diverted to purposes other than for the purposes specified in the Plan; and

(iv)	no amendment will reduce a Participant’s Account Balance, or the vested portion thereof, subject to Section 10.1(c).

The Company’s authority to amend the Plan has been delegated to the Benefit Committee to the extent provided in Section 10.1(d). The authority to amend the Plan in any respect (whether or not such amendment is within the authority delegated to the Benefit Committee) may also be exercised by the Board of Directors or any other person to whom the Board delegates such authority.

(b)	Effect of Amendment. If a person is not an Eligible Employee on or after the effective date of any amendment to the Plan, the amendment will be deemed as having no effect on the amount of such person’s benefits unless the amendment specifically provides otherwise.

(c)	Restriction on Amendment. Except as otherwise permitted by Code Section 411 or regulations or other administrative guidance issued thereunder,

(i)	no amendment to the Plan shall reduce a Participant’s Account Balance as of the effective date of the amendment.

(ii)	any amendment that affects the determination of the vested portion of a Participant’s Account Balance shall apply to a Participant who the date that is sixty days after the effective date of the amendment has completed at least three Years of Vesting Service only if the effect of the amendment is to increase the vested portion of the Participant’s Account Balance (including the portion accrued after the effective date of the amendment). The preceding language concerning an amendment to the Plan’s vesting schedule will also apply when a Plan with different requirements for vesting is merged into the Plan.

(iii)	the Plan will not be amended so as to eliminate or reduce an early retirement benefit or a retirement-type subsidy, or eliminate an optional form of payment, with respect to a Participant’s Account Balance as of the effective date of the Amendment. The foregoing limitations do not apply to the portion of a Participant’s Account Balance accruing after the date of the amendment.

(d)	Authority of Benefit Committee. The Benefit Committee has been delegated the authority of the Company to adopt any amendments to the Plan as the Benefit Committee may determine to be necessary or appropriate, except that no amendment shall be made to any Plan without approval of the Board of Directors unless the Benefit Committee determines that such amendment will not significantly change the overall level of benefits provided by such Plan; significantly change the requirements for eligibility for participation in the Plan; or add any material new benefit that would significantly increase the cost of the Plan. In illustration but not limitation of the foregoing, the Benefit Committee is authorized to adopt any amendment to a Plan that it determines to be:

(i)	an amendment that provides for the Plan to be adopted by any business entity acquired by the Company, including providing any special rules applicable to the employees of such business entity;

(ii)	an amendment that the Benefit Committee determines to be of an administrative, ministerial or technical nature only;

(iii)	an amendment that the Benefit Committee determines to be necessary or appropriate to carry out any amendment approved by, or other resolution adopted by, the Board;

(iv)	an amendment that the Benefit Committee determines to be necessary or appropriate to comply with any applicable law, including without limitation any amendment required by the Internal Revenue Service as a condition to the issuance of a favorable determination letter with respect to the Plan, or necessary to conform the terms of the Plan to established administrative practices or procedures; or

(v)	an amendment that the Benefit Committee determines to be necessary or appropriate to clarify or to resolve any inconsistency or ambiguity in the terms of the Plan.

The adoption by the Benefit Committee of any amendment to the Plan shall constitute conclusive evidence that the Benefit Committee has determined such amendment to be authorized under the terms of the foregoing resolution, which determination shall be conclusive and binding on all employees, participants, beneficiaries and other persons claiming any benefit under the Plan.

10.2. Plan Termination. The Plan will terminate as to all Employers on the earlier of the date the Plan is terminated by the Company with respect to all Employers or the earliest date on which one of the events described in subsections (a) through (d) below has occurred with respect to all Employers. The Plan will terminate with respect to an individual Employer on the first to occur of the following dates:

(a)	Any date that the Plan is terminated with respect to an individual Employer by action of that Employer, provided that the Company and the Trustee have been given prior written notice of such termination and provided that the Company does not elect to continue the Plan as it applies to such Employer.

(b)	Any date that the Employer is judicially declared bankrupt or insolvent unless the Company elects to continue the Plan as it applies to such Employer.

(c)	Any date an Employer completely discontinues its contributions under the Plan unless the Company elects to continue such contributions.

(d)	Any date the Employer is dissolved, merged, consolidated or reorganized or the date on which the assets of the Employer are completely or substantially sold, unless arrangements have been made whereby the Plan will be continued by the Company or the other Employers or by a successor to the Employer or purchaser of its assets under Section 10.3.

10.3. Continuation by a Successor or Purchaser. The Plan and the Trust shall not terminate with respect to an Employer in the event of dissolution, merger, consolidation or reorganization of such Employer or sale by such Employer of its entire assets or substantially all of its assets if arrangements are made in writing among the Employer, the Company and any successor to the Employer or purchaser of all or substantially all of its assets whereby such successor or purchaser will continue the Plan and the Trust. If such arrangements are made, such successor or purchaser shall be substituted for the Employer under the Plan and the Trust.

10.4. Plan Merger or Consolidation. The Company may cause the Plan or the Trust or both to be merged or consolidated with, or may transfer the assets or liabilities under the Plan to, any other qualified plan or from any other qualified plan, provided that the documents and other arrangements regarding such merger, consolidation or transfer provide safeguards which would cause each Participant in the Plan, if the Plan terminated, to receive a benefit in the event of a termination immediately after such merger, consolidation or transfer which is equal to or greater than the benefit the Participant would have been entitled to receive if the Plan had terminated immediately prior to such merger, consolidation or transfer.

10.5. Notice to Participants of Amendments, Terminations or Plan Mergers. Participants shall be notified by the Company within a reasonable time following any significant amendment, termination, Plan merger or consolidation. The Benefit Committee, in its sole discretion, shall determine whether an amendment is “significant” for purposes of the preceding sentence.

10.6. Vesting and Distribution on Termination. There shall be no Employer contributions (including Pay Deferral Contributions) after the date the Plan terminates.

However, the Trust shall remain in existence, and all of the provisions of the Plan (other than the provisions relating to contributions) which in the sole opinion of the Trustee are necessary, shall remain in full force and effect until all the assets of the Plan are distributed in accordance with the terms of the Plan and the Trust. The benefits of each Participant affected by a termination or partial termination will be fully vested and will be payable to such Participant in a lump sum as soon as practicable, unless other arrangements are previously made in accordance with Article VII. Notwithstanding the foregoing, (a) if the Plan assets to be distributed to Participants in accordance with this Section 10.6 include Company Common Stock, prior to such distribution the Company shall cooperate with the Benefit Committee to cause all such Company Common Stock, to the extent not registered under the Securities Act of 1933, to be registered to the extent required under said Act, and (b) in the case of a partial termination, any benefits attributable to cash dividends pending investment in Company Common Stock in accordance with Section 7 of Supplement No. 1 at the time of the partial termination shall become payable to such Participants following such investment in Company Common Stock.

ARTICLE XI

GENERAL PROVISIONS

11.1. No Employment Guarantee. The establishment of the Plan, any modification thereof, the creation of any fund or Account, or the payment of any benefits shall not be construed as giving to any Participant or other person any legal or equitable right against the Employers, the Benefit Committee, the Trustee or any Plan representative except as herein provided. Under no circumstances shall the terms of employment with the Employer of any Participant be modified or in any way affected hereby. The maintenance of this Plan shall not constitute a contract of employment with the Employer. Participation in the Plan will not give any Participant a right to be retained as an Employee of any Employer.

11.2. Nonalienation of Plan Benefits. The rights or interests of any Participant or any Beneficiary to any benefits or future payments hereunder shall not be subject to attachment or garnishment or other legal proceeding or process by any creditor of any such Participant or Beneficiary nor shall any such Participant or Beneficiary have any right to alienate, anticipate, commute, pledge, attach, encumber or assign any of the benefits or rights which he may expect to receive, contingently or otherwise under the Plan except as may be required by applicable federal law, by Section 8.2, or to comply with a “Qualified Domestic Relations Order” (as defined in Code Section 414(p)). The Benefit Committee shall establish written procedures consistent with Code Section 414(p) and ERISA Section 206(d)(3) to determine the qualified status of any domestic relations order, which procedures may provide that a Participant’s vested Account may be distributed to an alternate payee prior the Participant’s termination of employment.

11.3. Action by an Employer. Action required or permitted to be taken by an Employer may be taken by action of the board of directors of that Employer or by a person or committee of persons authorized to act by said board. The Company’s powers may be exercised by the Board of Directors or a person or committee of persons authorized to act by the Board of Directors or by the Company’s chief executive officer or his delegate.

11.4. Applicable Law. The Plan and Trust shall be construed in accordance with the provisions of ERISA and other applicable federal laws. To the extent not inconsistent with such laws, this Plan shall be construed in accordance with the laws of Illinois.

11.5. Participant Litigation. In any action or proceeding regarding the Plan assets or any property constituting a portion or all thereof or regarding the administration of the Plan, Employees or former employees of the Employers or their Beneficiaries or any other persons having or claiming to have an interest in this Plan shall not be necessary parties and shall not be entitled to any notice or process. Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan. To the extent permitted by law, if a legal action is begun against the Employers, the Benefit Committee or the Trustee by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the costs to the Employers, the Benefit Committee or the Trustee of defending the action will be charged to the sums, if any, which were involved in the action or were payable to the Participant or other person concerned. To the extent permitted by applicable law, acceptance of participation in this Plan shall constitute a release of the Employers, the Benefit Committee, the Trustee and their agents from any and all liability and obligation not involving willful misconduct or gross neglect.

11.6. Participant and Beneficiary Duties. Each person entitled to benefits under the Plan shall furnish the Benefit Committee with all appropriate documents, evidence, data or information which the Benefit Committee considers necessary or desirable in administering the Plan.

11.7. Individual Account Statements. At least once each quarter, or at such other intervals as may be required by ERISA, the Benefit Committee will issue to each Participant an Account Balance statement.

11.8. Gender and Number. Words denoting the masculine gender shall include the feminine and neuter genders and the singular shall include the plural and the plural shall include the singular wherever required by the context.

11.9. Adequacy of Evidence. Evidence which is required of anyone under this Plan shall be executed or presented by proper individuals or parties and may be in the form of certificates, affidavits, documents or other information which the Benefit Committee, the Trustee, the Employer or other persons acting on such evidence consider pertinent and reliable.

11.10. Notice to Participants and Beneficiaries. A notice mailed to a Participant or Beneficiary at his last address filed with the Benefit Committee will be binding on the Participant or Beneficiary for all purposes of the Plan.

11.11. Waiver of Notice. To the extent permitted by applicable law, any notice under this Plan may be wholly or partially waived by the person entitled to notice.

11.12. Successors. This Plan and the Trust will be binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, and on the Benefit Committee, the Trustee and their successors.

11.13. Severability. If any provision of the Plan is held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

11.14. Nonreversion. Except as provided below, the Employers have no right, title or interest in the assets of the Plan or in the Trust Fund and no portion of the Trust Fund or the assets of the Plan or interest therein shall at any time revert or be repaid to the Employers. Notwithstanding the preceding sentence, the following Employer contributions or Participant contributions may be returned to the Employer or the Participant, as the case may be:

(a)	The Employer contributions which cannot be credited to a Participant’s Account because of the limitations of Sections 4.3 or 4.4 may be returned to the Employer.

(b)	All Employer contributions are conditioned upon their deductibility under Code Section 404, and any contributions shall be returned to the applicable Employer or Employers to the extent such contributions are determined to be nondeductible. Employer contributions and Participant contributions which are made as a result of a mistake of fact may be returned to the Employer or the Participant making those contributions. Employer contributions may only be repaid under this subsection within 12 months after the date the error or nondeductibility is discovered by the Employer.

11.15. Qualification of Plan and Trust. The Trust and the Plan taken together are intended to qualify under Section 401(a) so as to be tax-exempt under Code Section 501(a), as amended. Each of the Trust and the Plan shall also be deemed to be mutually incorporated by reference and to implement and form a part of each other such document. Unless and until advised to the contrary, the Benefit Committee, the Trustee, any Investment Managers, any insurance institutions and persons dealing with them shall be entitled to assume that the Trust and this Plan are so qualified and tax-exempt.

11.16. Certain Indemnification. To the extent permitted by applicable law and to the extent that he is not indemnified or saved harmless under any liability insurance contracts, any present or former Benefit Committee member and any officer, Employee or director of any Employer or its subsidiaries or affiliates shall be indemnified and saved harmless by the Employers from and against any and all liabilities or allegations of liability, joint or several to which he may be subjected by reason of any act done or omitted to be done in good faith in the administration and operation of the Plan and Trust (and for the acts and omissions of his agents or co-fiduciaries), including all expenses reasonably incurred in the defense of any action, suit or proceeding (including reasonable attorneys’ fees and reasonable costs of settlement) in the event that the Employers fail to provide such defense after having been requested to do so.

11.17. Voice Response Unit Deemed Written Election or Consent. Where the written election or consent of a Participant, Spouse, Beneficiary, or alternate payee is required pursuant to the terms of the Plan and/or applicable law, electronic telephone entries made by any such individual via the Company’s automated “voice response unit” system shall constitute such written election or consent for purposes of the Code and U.S. Treasury regulations to the extent permitted by law.

11.18. Source of Benefits. All benefits payable under the Plan will be paid or provided for solely from the Trust, and the participating Employers assume no liability or responsibility therefor.

11.19. Reduction for Overpayment. The Benefit Committee will, whenever it determines that a person has received benefit payments under the Plan in excess of the amount to which the person is entitled under the terms of the Plan, make reasonable attempts to collect such overpayment from the person. If the person to whom such overpayments were made does not, within a reasonable time, make the requested repayment to the Benefit Committee, and if the overpayment was due to an error by the Plan that the Participant would have no reasonable way of knowing was an error, the overpayment will be considered as an advance payment of benefits and the Benefit Committee will direct the Trustee to reduce future benefits until the overpayment has been recouped. Nothing contained herein shall be construed to limit the authority of the Benefit Committee to recover any overpayment by any method otherwise available at law or equity. Any payment made to a person in error shall be considered a separate fund held by such person in trust for the benefit of the Plan.

11.20. No Duplication of Benefits. There shall be no duplication of benefits with respect to benefits provided under the Plan and the Prior Plan.

ARTICLE XII

SPECIAL TOP-HEAVY RULES

12.1. Application. Notwithstanding any provisions of the Plan to the contrary, the provisions of this Article XII shall apply and be effective for any Plan Year for which the Plan shall be determined to be a “Top-Heavy Plan” as provided and defined herein.

12.2. Special Terms. For purposes of this Article XII, the following terms shall have the following meanings:

(a)	“Aggregate Benefit” means the sum of:

(i)

The present value of the accrued benefit under each and all defined benefit plans in the Aggregation Group determined on each plan’s individual Determination Date as if there were a Termination of Employment on the most recent date the plan is valued by an actuary for purposes of computing plan costs under Code Section 412 within the 12-month period ending on the Determination Date of each such plan, but with respect to the first plan year of any such plan determined by taking into account the estimated accrued benefit as of the Determination Date; provided that the actuarial assumptions to be applied for purposes of this subparagraph (i) shall be the same assumptions as those applied for purposes of determining the actuarial equivalents of optional benefits under the particular plan, except that the interest rate assumption shall be 5%;

(ii)	The present value of the accrued benefit (i.e., account balances) under each and all defined contribution plans in the Aggregation Group, valued as of the valuation date coinciding with or immediately preceding the Determination Date of each such plan, including (A) contributions made after the valuation date but on or prior to the Determination Date, (B) with respect to the first plan year of any plan, any contribution made subsequent to the Determination Date but allocable as of any date in the first plan year or (C) with respect to any defined contribution plan subject to Code Section 412, any contribution made after the Determination Date that is allocable as of a date on or prior to the Determination Date; and

(iii)	The sum of each and all amounts distributed (other than a rollover or plan-to-plan transfer) from any Aggregation Group Plan, plus a rollover or plan-to-plan transfer initiated by the Employee and made to a plan which is not an Aggregation Group Plan during the one-year period ending on the Determination Date, provided such amounts are not already included in the present value of the accrued benefits as of the valuation date coincident with or immediately preceding the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for reason other than separation from service, death, or disability, this provision shall be applied by substituting “five-year period” for “one-year period.” The accrued benefits of any individual who has not performed services for an Employer during the one-year period ending on the Determination Date shall not be taken into account.

The Aggregate Benefit shall not include the value of any rollover or plan-to-plan transfer to an Aggregation Group Plan, the contribution or transfer of which was initiated by a Participant, was from a plan which was not an Aggregation Group Plan and was made after December 31, 1983, nor shall the Aggregate Benefit include the value of employee contributions which are deductible pursuant to Code Section 219.

(b)	“Aggregation Group” means the Plan and any plan (including a plan that has terminated) which is described in Code Section 401(a), is an annuity contract described in Code Section 403(a), is a simplified employee pension described in Code Section 408(k) or is a simple retirement account described in Code Section 408(p) maintained or adopted by an Employer or a Commonly Controlled Entity of the Employer in the Current Plan Year or one of the four preceding Plan Years which is either a “Required Aggregation Group” or a “Permissive Aggregation Group.”

(i)	A “Required Aggregation Group” means all Aggregation Group Plans (A) in which a Key Employee participates or (B) which enable any Aggregation Group Plan in which a Key Employee participates to satisfy the requirements of Code Sections 401(a)(4) or 410;

(ii)	A “Permissive Aggregation Group” means all Aggregation Group Plans included in the Required Aggregation Group, plus one or more other Aggregation Group Plans as designated by the Benefit Committee in its sole discretion, which satisfy the requirements of Code Sections 401(a)(4) and 410 when considered with the other component plans of the Required Aggregation Group.

(c)	“Aggregation Group Plan” means the Plan and each other plan in the Aggregation Group.

(d)	“Current Plan Year” means (i) with respect to the Plan, the Plan Year in which the Determination Date occurs, and (ii) with respect to each other Aggregation Group Plan, the plan year of such other plan in which occurs the Determination Date of such other plan.

(e)	“Determination Date” means (i) with respect to the Plan and its Plan Year, the last day of the preceding Plan Year, or (ii) with respect to any other Aggregation Group Plan in any calendar year during which the Plan is not the only component plan of an Aggregation Group, the determination date of each plan in such Aggregation Group to occur during the calendar year as determined under the provisions of each such plan.

(f)	“Former Key Employee” means an Employee (including a terminated Employee) who is not a Key Employee in the Current Plan Year nor during the four preceding Plan Years but who was a Key Employee at any time prior to the four preceding Plan Years.

(g)	“Key Employee” means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date is:

(i)	An officer of an Employer or a Commonly Controlled Entity of an Employer whose total Compensation from the Employer and the Commonly Controlled Entity during the Plan Year is greater than $130,000 (as adjusted under Code Section 416(i)(1) for Plan Years beginning after December 31, 2002); provided, however, that no more than the lesser of (A) 50 Employees, or (B) the greater of (1) three Employees or (2) ten percent (rounded to the next whole integer) of the greatest number of Employees during the Current Plan Year will be considered as officers for this purpose. Such officers considered will be those with the greatest annual compensation as an officer during the Plan Year;

(ii)	A person who owns more than 5% of the value of the outstanding stock of an Employer or of any Commonly Controlled Entity of the Employer or more than 5% of the total combined voting power of all stock of a participating Employer or of any Commonly Controlled Entity of the Employer (considered separately); or

(iii)	A person who owns more than one percent of the value of the outstanding stock of a participating Employer or of any Commonly Controlled Entity of the Employer or more than one percent of the total combined voting power of all stock of a participating Employer or of any Commonly Controlled Entity of the Employer (considered separately) and whose total annual compensation from a participating Employer and an Employer is in excess of $150,000.

For the purpose of this Section, compensation means compensation within the meaning of Code Section 415(c)(3). The rules of Code Sections 416(i)(1)(B) and (C) shall be applied for purposes of determining an Employee’s ownership interest in an Employer or a Commonly Controlled Entity of an Employer for purposes of subparagraphs (ii) and (iii) above. For purposes of this subsection (g), ‘value’ means fair market value. A Beneficiary (who would not otherwise be considered a Key Employee) of a deceased Key Employee shall be deemed to be a Key Employee in substitution for such Key Employee.

(h)	“Top-Heavy Plan” means the Plan with respect to any Plan Year if the Aggregate Benefit of all Key Employees or the Beneficiaries of Key Employees determined on the Determination Date is an amount in excess of 60% of the Aggregate Benefit of all persons who are Employees within the Current Plan Year, excluding Former Key Employees, plus the Aggregate Benefit of persons who have been Employees (but are not Former Key Employees) within the four preceding Plan Years but who are not Employees in the Current Plan Year. With respect to any calendar year during which the Plan is not the only Aggregation Group Plan, the ratio determined under the preceding sentence shall be computed based on the sum of the Aggregate Benefits of each Aggregation Group Plan totaled as of the last Determination Date of any Aggregation Group Plan to occur during the calendar year.

12.3. Vested Percentage. For any Plan Year that the Plan is a Top-Heavy Plan, the non-forfeitable percentage of the Employer Matching Account and the Employer Non-Matching Contribution Account of any person who is an Employee for such Plan Year shall not be less than the amount determined under the following vesting schedule:

Years of Vesting Service	Vested Percentage
Less than 1 year	0%
1 year but less than 2 years	20%
2 years but less than 3 years	40%
3 years but less than 4 years	60%
4 years but less than 5 years	80%
5 or more years	100%

12.4. Minimum Contribution. For any Plan Year that the Plan shall be a Top-Heavy Plan, each Participant who is (a) an Eligible Employee but who is neither a Key Employee nor a Former Key Employee and (b) who is an Employee on the last day of the Plan Year regardless of how many Hours of Service he earned during the Plan Year shall have allocated to his Employer Matching Account the sum of Employer Matching Contributions in an amount equal to not less than the lesser of 3% of such Participant’s Compensation, or an amount which is the same ratio or percentage of Employer Matching Contributions to such Compensation for the Plan Year as for the Key Employee who has the highest such ratio or percentage for the Plan Year. The amount of Employer Matching Contributions required to be allocated under this Section for any Plan Year shall be reduced by the amount of Employer contributions (including Employer Matching Contributions) and Forfeitures allocated on behalf of the Participant under any other defined contribution plan in the Aggregation Group for the Plan Year. For purposes of satisfying the minimum benefit requirements of Code Section 416(c)(1) and the Plan, in determining Years of Service, any Service with an Employer shall be disregarded to the extent that such Service occurs during a Plan Year when the Plan benefits (within the meaning of Code Section 410(b)) no Key Employee or former Key Employee.

12.5. Termination of Top-Heavy Status. If the Plan has been determined to be a Top-Heavy Plan for one or more Plan Years and thereafter ceases to be a Top-Heavy Plan, the provisions of this Article XII shall cease to apply to such Plan effective as of the Determination Date on which the Plan is not a Top-Heavy Plan.

ARTICLE XIII

ADOPTION AND WITHDRAWAL FROM PLAN

13.1. Procedure for Adoption. Any Employer and certain unrelated companies (as provided in Section 13.3) may adopt the Plan for the benefit of their Employees as of a date specified. No such adoption shall be effective until such adoption has been approved by the Benefit Committee. Notwithstanding any term or provision of the Plan to the contrary (including, but not limited to, terms and conditions concerning Vesting Service, Eligibility Service, Compensation and amount of retirement benefits), the terms and provisions as may be imposed with respect to such Employer Employers and their Employees in an applicable supplement or appendix to the Plan shall govern. Any Employer who adopts the Plan in accordance with this Section or Section 13.3 agrees to be bound by all the terms, provisions, conditions and limitations of the Plan and the accompanying Trust Agreement which are pertinent to any entity defined as an “Employer” in the Plan with respect to its Eligible Employees under the Plan. Such Employer further agrees that the Benefit Committee shall act for the Employer and its Eligible Employees under the provisions of the Plan. Such Employer further agrees to furnish from time to time such information with reference to its Eligible Employees as may be required by the Benefit Committee.

13.2. Procedure for Withdrawal. Any Employer (other than the Company) may, with the consent of the Company, and subject to such conditions as may be imposed by the Company, terminate its adoption of the Plan. Upon discontinuance of an Employer’s participation in the Plan, the Trustee shall cause a determination to be made of the equitable part of the Plan assets held on account of Participants of the withdrawing Employer and their Beneficiaries. The Benefit Committee shall direct the Trustee to transfer assets representing such equitable part to a separate fund for the plan of the withdrawing Employer. Such withdrawing Employer may thereafter exercise, in respect of such separate fund, all the rights and powers reserved to the Company with respect to Plan assets. The plan of the withdrawing Employer shall, until amended by the withdrawing Employer, continue with the same terms as the Plan herein, except that with respect to the separate plan of the withdrawing Employer the words “Employer,” “Employers,” and “Company” shall thereafter be considered to refer only to the withdrawing Employer. Any discontinuance of participation by an Employer shall be effected in such manner that each Participant or Beneficiary would (if the Plan and the plan of the withdrawing Employer then terminated) receive a benefit immediately after such discontinuance of participation which is equal to or greater than the benefit he or she would have been entitled to receive immediately before such discontinuance of participation if the Plan had then terminated. No transfer of assets pursuant to this Section shall be effected until such statements with respect thereto, if any, required by ERISA to be filed in advance thereof have been filed.

13.3. Adoption of Plan by Unrelated Employers. The Company may authorize companies that are not Commonly Controlled Entities with respect to the Company to adopt the Plan. Such authorization may extend to an individual company or to a group of related companies. Any such company that is authorized to adopt the Plan for the benefit of its employees shall do so in accordance with Section 13.1. For purposes of such adoption and for purposes of its participation in the Plan, any such company shall be deemed to be an “Employer” hereunder and shall be subject to all terms of the Plan applicable to an Employer.

[Signature appears on next page]

* * *

IN WITNESS WHEREOF, the Benefit Committee has caused this restatement of the Plan to be executed on the 4 day of May, 2015.

BAXALTA INCORPORATED BENEFIT COMMITTEE

By:	/s/ Salvatore Dadouche
Salvatore Dadouche
Benefit Committee Member

APPENDIX NO. 1

TO

BAXALTA INCORPORATED AND SUBSIDIARIES

INCENTIVE INVESTMENT PLAN

(Effective May 1, 2015)

Excluded Divisions.

None.

APPENDIX NO. 2

TO

BAXALTA INCORPORATED AND SUBSIDIARIES

INCENTIVE INVESTMENT PLAN

(Effective May 1, 2015)

Profit Sharing Accounts.

1.	The Baxter Plan.

2.	The American Plan.

3.	The Clintec 401(k) Savings Plan.

4.	The PSICOR, Inc. Employee Stock Ownership Plan.

5.	The PSICOR, Inc. Retirement Savings Plan.

6.	The Nextran Employees Savings Plan.

7.	The MDD 401(k) Plan.

8.	The North American Vaccine, Inc. Retirement and Savings 401(k) Plan.

After-Tax Accounts.

1.	The Baxter Plan (pre-1987).

2.	The American Plan (pre-1987).

3.	The PSICOR, Inc. Retirement Savings Plan (pre-1987 and post-1986).

4.	The BOC Group, Inc. Savings Investment Plan (pre-1987 and post-1986).

SUPPLEMENT NO. 1

TO

BAXALTA INCORPORATED AND SUBSIDIARIES

INCENTIVE INVESTMENT PLAN

(Effective May 1, 2015)

THE ESOP

The ESOP portion of the Plan is designed to be invested exclusively in shares of Baxalta Incorporated common stock (except as required for liquidity purposes), which are “employer securities” within the meaning of Code Section 409(l) (“Company Common Stock”). This Supplement to the Plan shall be known as the ESOP Fund (the “ESOP”). No new funds may be invested in the Baxalta Common Stock Fund (known as the “ESOP Fund”).

1. ESOP Portion of the Plan. The Company intends that the Plan and the ESOP together shall constitute a single plan under ERISA and the Code. Accordingly, the provisions set forth in the other sections of the Plan shall apply to the ESOP in the same manner as those provisions apply to the remaining portions of the Plan, except to the extent that those provisions are by their terms inapplicable to the ESOP, or to the extent that they are inconsistent with the specific provisions set forth below in this Supplement. Except as provided in this Supplement, the ESOP shall not affect any beneficiary designations or any other applicable agreements, elections, or consents that Participants, former Participants, spouses, alternate payees or Beneficiaries validly executed under the terms of the Plan without regard to the ESOP; and such designations, agreements, elections, and consents shall apply under the ESOP in the same manner as they apply under the Plan. The ESOP, as set forth in this Supplement, is intended to meet the requirements of an employee stock ownership plan, as defined in Code Section 4975(e)(7) and the accompanying regulations, and Section 407(d)(6) of ERISA.

2. Investments in Company Common Stock. The portion of a Participant’s accounts invested in the Baxalta Common Stock Fund shall be known as the “ESOP Fund.” For this purpose it is intended that the ESOP be considered an “eligible individual account plan” which explicitly provides for the acquisition and holding of “qualifying employer securities” (as those terms are defined in Sections 407(d)(3) and 407(d)(5) of ERISA), and that the Trustee shall invest 100% of the ESOP portion in Company Common Stock, except that the Trustee may hold a portion of the ESOP Fund in cash or cash equivalents to meet liquidity needs for distribution and while pending investment in Company Common Stock. Company Common Stock may be acquired by the Trustee through purchases on the open market, private purchases, purchases from the Employers (including purchases from the Company of treasury shares or authorized but unissued shares), contributions in kind by the Company, or otherwise. The Trustee in its discretion may hold a portion of the ESOP Fund in cash or cash equivalents to meet liquidity needs for distribution and while pending investment in Company Common Stock.

3. Additional Accounting Rules for Company Common Stock. Consistent with the provisions of Article VI , (including provisions regarding the payment of expenses of the

Investment Funds), the following additional rules apply with respect to Company Common Stock in the ESOP Fund:

(a) As of each valuation date, uncredited cash dividends attributable to Company Common Stock previously allocated to a Participant’s account in the ESOP Fund shall be credited to his or her account in such Fund.

(b) As of each valuation date, uncredited whole and fractional shares of Company Common Stock resulting from stock dividends or splits attributable to Company Common Stock previously allocated to a Participant’s account in the ESOP Fund shall be credited to his or her account in such Fund.

(c) Amounts required to be transferred from an investment fund to satisfy benefit payments and transfers to effectuate investment elections in accordance with Section 6.5 shall not include dividends subject to the election described in Section 5 of this Supplement.

(d) If, and for so long as, shares of Company Common Stock held in the ESOP Fund cease to be readily tradable on an established securities market, all valuations of such shares will be made by an independent appraiser designated by the Benefit Committee.

4. Voting of Company Common Stock. The Trustee shall vote the shares of Company Common Stock held in the ESOP in the manner set forth in Section 6.5(d)(ii) of the Plan.

5. Dividends Paid on Company Common Stock. Unless otherwise determined by the Board or its delegate and subject to the limitations and procedures established by the Benefit Committee, at the election of Participants, former Participants, alternate payees and Beneficiaries, 100 percent of cash dividends paid with respect to Company Common Stock credited to their accounts as of the record date of such dividend payment will be paid to the Trustee and reinvested in Company Common Stock or will be paid in cash either directly to such persons or to the Trustee and, within 90 days following the close of the Plan Year in which the dividend is paid, shall be distributed to such persons. A Participant, former Participant, alternate payee or Beneficiary shall be deemed to elect to have the cash dividends automatically reinvested in Company Common Stock, unless he or she files a timely election to have all or a portion of the cash dividends paid to such person.

(a) The Benefit Committee shall cause notice to each eligible person that sets forth the right of such person to make an irrevocable election and the procedures for making such election. Such notice shall be provided to new Participants or Beneficiaries within a reasonable period of time commencing either before or after the person becomes a Participant in the Plan or a Beneficiary under the Plan, but in no event later than a dividend payment date with respect to those dividends, and for Participants, former Participants, alternate payees and Beneficiaries with account balances under the ESOP portion of the Plan, within a reasonable period of time after the date of the adoption of this Supplement. Once made, a person’s election is irrevocable and will continue from year to year until changed by the person in accordance with procedures established by the Benefit Committee, as amended from time to time, except that a person must have a reasonable opportunity to change his or her election at least annually. A person’s election shall be made in accordance with procedures established by the Benefit Committee and shall become irrevocable at the time specified in such procedures, but in no event later than the close of the Plan Year during which such dividend are paid. If there is a change in the terms of the Plan governing the manner in which dividends are paid or distributed pursuant to this Section, then the Benefit Committee shall notify the affected person of the new terms, and such person must be given a reasonable opportunity to make new elections under the new terms prior to the date on which the first dividend subject to the new terms or conditions is paid or distributed.

(b) At the direction of the Benefit Committee, the Trustee shall retain an agent to disburse payment of dividends. If directed by the Benefit Committee, the Trustee shall provide that the dividend payments be made by the dividend disbursing agent (i) directly to Participants, former Participants, alternate payees and Beneficiaries, (ii) to the Company’s payroll department, which shall serve, for this purpose, as agent for the Participants, former Participants, alternate payees and Beneficiaries, or (iii) to the Trustee who is hereby authorized to pay any dividend directly to Participants, former Participants, alternate payees and Beneficiaries or to appoint the Company’s payroll department as disbursing agent for the Trustee.

(c) Participants, former Participants, alternate payees and Beneficiaries shall be fully vested in and have a non-forfeitable right to any cash dividends that are subject to the provisions of this Section 5, without regard to whether the persons are vested in the stock with respect to which the dividend is paid.

(d) Section 5 of this Supplement is intended to satisfy the requirements of Code Section 404(k) and the application of the provisions of this Section is conditioned upon such dividends constituting “applicable dividends” as that term is used in Code Section 404(k)(2)(A)(iii) and qualifying for a deduction for a taxable year of the Company in the amount of the dividends that are subject to the election pursuant to this Section 6.

6. Dividends Not Subject to Section 5. Any cash dividend paid with respect to Company Common Stock that is not credited to accounts under the ESOP as of the record date of such dividend payment, or is otherwise not subject to Section 5, shall be invested in Company Common Stock, or otherwise held, applied or invested, in the manner provided elsewhere in the Plan.

7. Distribution of Company Common Stock.

(a) General Rule. Upon a distribution of a Participant’s account, the Participant (or, if applicable, the Participant’s Beneficiary) shall be entitled to receive a distribution of the Company Common Stock then credited to his or her account under the ESOP Fund at the same time and in the same manner as he or she receives a distribution of the other portions of his or her account balances in accordance with the terms of the Plan. A Participant shall not be entitled to elect a time or method of distribution, or to designate a Beneficiary, with respect to such Company Common Stock that is different from the time and method of distribution and Beneficiary that are applicable to the other portions of the Participant’s accounts.

(b) Cash-Outs. For purposes of determining, pursuant to Section 5, whether a Participant’s account balances exceed $5,000 (or such other maximum amount as may be permitted by the Code for involuntary payments) for purposes of Section 7.5 of the Plan, the Participant’s ESOP Fund shall not be considered separately, but shall be included with the other portions of his or her Participant accounts.

(c) Distributions in Company Common Stock. All Company Common Stock held in a Participant’s Accounts shall be distributed in accordance with the provisions of Article VII, except that the Participant may elect to demand a distribution of his or her accounts under the ESOP Fund in the form of Company Common Stock.

(d) Put Option. In accordance with Code Sections 409(h)(4), (5) and (6), if Company Common Stock ceases to be readily tradable on an established market, then any Participant who otherwise is entitled to a total distribution from the Plan shall have the right (hereinafter referred to as the “Put Option”) to require that the Company Common Stock credited to his or her accounts shall be repurchased by the Company under a fair valuation formula. The Put Option shall only be exercisable during the sixty-day (60-day) period immediately following the date of distribution, and if the Put Option is not exercised within such sixty-day (60-day) period, it can be exercised for an additional sixty (60) days in the following plan year.

(i) The amount paid for the Company Common Stock pursuant to the exercise of a Put Option as part of a total distribution shall be paid in substantially equal periodic payments (not less frequently than annually) over a period beginning not later than thirty (30) days after the request for total distribution is made and not exceeding five (5) years. There shall be adequate security provided and reasonable interest paid on an unpaid balance due under this subparagraph.

(ii) If the Company is required to repurchase Company Shares as part of an installment distribution, the amount to be paid for the Company Shares will be paid not later than thirty (30) days after the exercise of the Put Option.

8. Diversification Rights. It is the intent of the Company that the fact that the Participant has the right, in accordance with Section 6.5 of the Plan, to direct how his or her account balances shall be invested, shall satisfy the diversification requirements of Code Section 401(a)(28). Accordingly, a Participant who has attained age 55 and has completed ten years of participation in the ESOP portion of the Plan shall be entitled to have all or any portion of his or her account in the ESOP Fund and any earnings attributable thereto invested in any Investment Fund other than the ESOP Fund, as provided in Section 6.5 of the Plan.

9. Nonterminable Rights. Except as otherwise provided in Section 8 of this Supplement, no shares of Company Common Stock in the ESOP Fund held or distributed by the Trustee may be subject to a put, call, or other option or to a buy-sell or similar arrangement. The provisions of this Section shall continue to be applicable to Company Common Stock even if the ESOP Fund ceases to be an employee stock ownership plan within the meaning of Code Section 4975(e)(7).

FIRST AMENDMENT TO THE

BAXALTA INCORPORATED AND SUBSIDIARIES

INCENTIVE INVESTMENT PLAN

(Amended and Restated as of May 1, 2015)

Pursuant to Section 10.1 of the Baxalta Incorporated and Subsidiaries Incentive Investment Plan, as amended and restated effective as of May 1, 2015 (the “Plan”), the Plan is hereby amended, effective as of May 1, 2015, as follows:

10. Section 5.7 is amended in its entirety to read as follows:

13.4. “5.7 Rollover Contributions. On such forms and in such manner as prescribed by the Benefit Committee, an Eligible Employee may elect to roll over to the Plan amounts credited to his account in an eligible retirement plan (as defined in Code Section 402(c)(8)(B)), other than a rollover of after-tax contributions; provided that the Trustee may accept rollover amounts on behalf of a Participant only to the extent such amounts constitute “eligible rollover distributions” (as defined in Code Section 402(c)(4)). A Participant who has ceased to be an Employee may only elect to roll over to the Plan an amount credited on his behalf to the Baxalta Incorporated and Subsidiaries Pension Plan and only to the extent such amount constitutes an “eligible rollover distribution” (as provided above). “Rollover Contributions” will be credited to a Rollover Account maintained for the Participant pursuant to Section 6.1(e) as soon as administratively practicable after such contributions are remitted to the Benefit Committee. No rollover election will become effective unless the Participant properly selects the Plan investment fund or funds to which the Rollover Contribution is to be allocated (in the manner described in Section 6.5). A Participant who has previously made an investment election applicable to his Pay Deferral Contributions must apply the same election to his Rollover Contributions and any election to the contrary shall be disregarded.”

11. Section 7.6(c) is amended in its entirety to read as follows:

“(c) Partial Single Sum Form of Payment. A Participant or his Beneficiaries, as applicable, may elect to have less than 100% of the Participant’s Accounts paid in a single sum. The hierarchy for distributions made pursuant to this subsection shall be the hierarchy applicable to installment distributions provided in subsection (b) above.”

IN WITNESS WHEREOF, this First Amendment is adopted this 27 day of May, 2015.

BAXALTA INCORPORATED BENEFIT COMMITTEE

By:	/s/ Salvatore Dadouche
Salvatore Dadouche
Benefit Committee Member